Exhibit a(1)(i)

Offer to Purchase for Cash
by
Actions Semiconductor Co., Ltd
of
Up to 48,000,000 of its Ordinary Shares (including Ordinary Shares represented by American Depositary Shares) At a Purchase Price not Greater Than US$21/60 per Share (or US$2.10 per ADS) nor Less Than US$18/60 per Share (or US$1.80 per ADS)

THE OFFER, PRORATION PERIOD AND WITHDRAWAL RIGHTS WILL EXPIRE AT 5:00 P.M., EASTERN DAYLIGHT SAVINGS TIME, ON TUESDAY, SEPTEMBER 22, 2015, UNLESS THE OFFER IS EXTENDED (SUCH TIME AND DATE, AS MAY BE EXTENDED, THE “EXPIRATION DATE”).

Actions Semiconductor Co., Ltd, an exempted company incorporated under the laws of the Cayman Islands (the “Company,” “we,” “us” or “our”), is offering to purchase for cash up to 48,000,000 of its ordinary shares, US$0.000001 par value per share (the “Shares”) (including Shares represented by American Depositary Shares (the “ADSs”)), at a purchase price not greater than US$21/60 per Share (or US$2.10 per ADS) nor less than US$18/60 per Share (or US$1.80 per ADS), net to the seller in cash, less any applicable withholding taxes and, in the case of ADSs, less a cancellation fee of US$0.05 per ADS accepted for purchase in the Offer that will be paid to JPMorgan Chase Bank, N.A., the Company’s ADS Depositary (the “ADS Depositary”), and without interest, upon the terms and subject to the conditions described in this Offer to Purchase (the “Offer to Purchase”) and in the related Letter of Transmittal (the “Letter of Transmittal” and together with the Offer to Purchase, as each may be amended or supplemented from time to time, the “Offer”).

On the terms and subject to the conditions of the Offer, we will determine (a) a single per Share purchase price not greater than US$21/60 per Share nor less than US$18/60 per Share and (b) since each ADS represents six Shares, a single per ADS purchase price, not greater than US$2.10 per ADS nor less than US$1.80 per ADS, representing six times the applicable per Share purchase price, each net to the seller in cash, less any applicable withholding taxes and, in the case of ADSs, less a cancellation fee of US$0.05 per ADS accepted for purchase in the Offer that will be paid to the ADS Depositary and without interest, that we will pay for Shares or ADSs (“securities”) properly tendered and not properly withdrawn in the Offer, taking into account the total number of Shares and the total number of ADSs tendered and the prices specified by tendering securityholders. After the Offer expires, we will look at the prices chosen by our securityholders for all of the securities properly tendered and not properly withdrawn. We will then select the lowest per Share purchase price (in increments of US$0.10 per ADS) within the price range specified above that will allow us to purchase up to 48,000,000 Shares (including Shares represented by ADS), or a lesser number of securities depending on the number of securities properly tendered and not properly withdrawn. If the Offer is fully subscribed we will repurchase 48,000,000 Shares (including Shares represented by ADS), which would represent approximately 13.7% of our issued and outstanding Shares (including Shares represented by ADSs) as of August 18, 2015. If, based on the purchase prices we determine, less than 48,000,000 Shares (including Shares represented by ADS) are properly tendered, we will buy all the securities that are properly tendered at a price we determine and not properly withdrawn prior to the Expiration Date. However, because of the proration and conditional tender provisions described in this Offer to Purchase, we may not purchase all of the securities tendered at or below the per Share purchase price or the per ADS purchase price, as applicable, if, based on the purchase prices we determine, more than 48,000,000 Shares (including Shares represented by ADS) are properly tendered and not properly withdrawn. Securities tendered but not purchased in the Offer will be returned to the tendering securityholders at our expense promptly after the expiration or termination of the Offer. See Section 5.

THE OFFER IS NOT CONDITIONED ON ANY MINIMUM NUMBER OF SECURITIES BEING TENDERED. THE OFFER IS, HOWEVER, SUBJECT TO CERTAIN OTHER CONDITIONS. SEE SECTION 7.

There currently is no public market for our Shares. The ADSs are listed and quoted on The NASDAQ Global Select Market under the symbol “ACTS.” Each ADS represents six Shares. On August 21, 2015, the last full trading day prior to the announcement and commencement of the Offer, the last reported sale price of the ADSs was US$1.30 per ADS. Securityholders are urged to obtain current market quotations for the ADSs before deciding whether to tender their securities. See Section 8.

OUR BOARD OF DIRECTORS HAS APPROVED THE OFFER. HOWEVER, NEITHER WE NOR ANY MEMBER OF OUR BOARD OF DIRECTORS, LAUREL HILL SECURITIES, LLC AND IMPERIAL CAPITAL, LLC, THE DEALER MANAGERS FOR THE OFFER (EACH, A “DEALER MANAGER”), LAUREL HILL ADVISORY GROUP, LLC, THE INFORMATION AGENT FOR THE OFFER (THE “INFORMATION AGENT”), OR LAUREL HILL ADVISORY GROUP COMPANY, THE DEPOSITARY FOR THE OFFER (THE “DEPOSITARY”), MAKES ANY RECOMMENDATION TO YOU AS TO WHETHER YOU SHOULD TENDER OR REFRAIN FROM TENDERING YOUR SECURITIES. NEITHER WE NOR ANY MEMBER OF OUR BOARD OF DIRECTORS, THE DEALER MANAGERS, THE INFORMATION AGENT OR THE DEPOSITARY HAS AUTHORIZED ANY PERSON TO MAKE ANY RECOMMENDATION WITH RESPECT TO THE OFFER. YOU MUST MAKE YOUR OWN DECISION AS TO WHETHER TO TENDER YOUR SECURITIES AND, IF SO, HOW MANY SECURITIES TO TENDER. IN DOING SO, YOU SHOULD CONSULT YOUR OWN FINANCIAL AND TAX ADVISORS, AND READ CAREFULLY AND EVALUATE THE INFORMATION IN THIS OFFER TO PURCHASE AND IN THE RELATED LETTER OF TRANSMITTAL, INCLUDING OUR REASONS FOR MAKING THE OFFER. SEE SECTION 2.

Our directors and executive officers have advised us that they do not intend to tender their securities in the Offer. See Section 11.

Neither the Securities and Exchange Commission (the “SEC”) nor any state securities commission has approved or disapproved of this transaction or passed upon the merits or fairness of such transaction or passed upon the adequacy or accuracy of the information contained in this document. Any representation to the contrary is a criminal offense.

If you have questions or need assistance, you should contact the Information Agent or the Dealer Managers at their respective address and telephone number set forth on the back cover of this Offer to Purchase. If you require additional copies of this Offer to Purchase, the Letter of Transmittal, the Notice of Guaranteed Delivery or other related materials, you should contact the Information Agent.

The Dealer Managers for the Offer are:

Laurel Hill Securities, LLC                                                  Imperial Capital, LLC

August 24, 2015

IMPORTANT

If you want to tender all or part of your securities, you must do one of the following before 5:00 P.M., Eastern Daylight Savings Time, on Tuesday, September 22, 2015, unless the Offer is extended (such time and date, as may be extended, the “Expiration Date”):

•	if your securities are registered in the name of a broker, dealer, commercial bank, trust company or other nominee, you must contact the nominee, sufficiently in advance of the Expiration Date, and request that the nominee tender your securities for you;
•	if you hold certificates evidencing your ownership of Shares or American Depositary Receipts evidencing your ownership of ADSs, you must complete and sign a Letter of Transmittal according to its Instructions, and deliver it, together with any required signature guarantees, the certificates for your securities and any other documents required by the Letter of Transmittal, in the return envelope provided, to Laurel Hill Advisory Group Company, the Depositary for the Offer, at its Toronto location;
•	if you are an institution participating in The Depository Trust Company (“DTC”), which we call the “Book-Entry Transfer Facility” in this Offer to Purchase, you must tender your securities according to the procedure for book-entry delivery described in Section 3; or
•	if you are a holder of vested options, you may exercise your vested options and tender any of the securities issued upon exercise in accordance with the Offer. You must exercise your options sufficiently in advance of the Expiration Date to receive your securities in order to tender. An exercise of an option cannot be revoked even if securities received upon the exercise thereof and tendered in the Offer are not purchased in the Offer for any reason.

This Offer is for Shares (including Shares represented by ADSs). Tender of any other securities will not be accepted and returned to the tendering securityholders at our expense promptly after the expiration or termination of the Offer.

If you want to tender your securities, but: (a) the certificates for your securities are not immediately available or cannot be delivered to the Depositary by the Expiration Date; (b) you cannot comply with the procedure for book-entry transfer by the Expiration Date; or (c) your other required documents cannot be delivered to the Depositary by the Expiration Date, you can still tender your securities if you comply with the guaranteed delivery procedures described in Section 3.

To tender securities properly, other than securities registered in the name of a broker, dealer, commercial bank, trust company or other nominee, you must properly complete and duly execute the Letter of Transmittal.

If you wish to maximize the chance that your securities will be purchased in the Offer, you should check the box in the sections of the Letter of Transmittal captioned “Shares Tendered at Price Determined Under the Tender Offer” or “ADSs Tendered at Price Determined Under the Tender Offer,” as appropriate. If you agree to accept the purchase price determined pursuant to the Offer, your securities will be deemed to be tendered at the minimum price of US$18/60 per Share (or US$1.80 per ADS). You should understand that this election may lower the purchase price paid for securities in the Offer and could result in your securities being purchased at the minimum price of US$18/60 per Share (or US$1.80 per ADS).

We are not making the Offer to, and will not accept any tendered securities from, securityholders in any jurisdiction where it would be illegal to do so. However, we may, at our discretion, take any actions necessary for us to make the Offer to securityholders in any such jurisdiction.

The information contained or incorporated by reference in this Offer to Purchase is based upon information provided solely by the Company. None of the Dealer Managers, the Information Agent or the Depositary has independently verified or makes any representation or warranty, express or implied, or assumes any responsibility, for the accuracy or adequacy of the information contained or incorporated by reference herein.

You may contact the Information Agent, the Dealer Managers or your broker, dealer, commercial bank, trust company or other nominee for assistance. The contact information for the Information Agent and the Dealer Managers is set forth on the back cover of this Offer to Purchase.

WE HAVE NOT AUTHORIZED ANY PERSON TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATION IN CONNECTION WITH THE OFFER OTHER THAN THOSE CONTAINED IN THIS OFFER TO PURCHASE OR IN THE RELATED LETTER OF TRANSMITTAL. YOU SHOULD NOT RELY ON ANY RECOMMENDATION, OR ANY SUCH REPRESENTATION OR INFORMATION, AS HAVING BEEN AUTHORIZED BY US, ANY MEMBER OF OUR BOARD OF DIRECTORS, THE DEALER MANAGERS, THE INFORMATION AGENT OR THE DEPOSITARY.

Unless we otherwise specify, when used in this Offer to Purchase, the terms the “Company,” “we,” “our” and “us” refer to Actions Semiconductor Co., Ltd and its subsidiaries, except that when such terms are used in this Offer to Purchase in reference to the tender offer, they refer specifically to Actions Semiconductor Co., Ltd.

i

SUMMARY TERM SHEET

We are providing this summary for your convenience. It highlights certain material information in this Offer to Purchase, but it does not describe all of the details of the Offer to the same extent described elsewhere in this Offer to Purchase. We urge you to read the entire Offer to Purchase and the related Letter of Transmittal because they contain the full details of the Offer. We have included references to the sections of this Offer to Purchase where you will find a more complete discussion.

Who is offering to purchase my securities?

The issuer of the securities, Actions Semiconductor Co., Ltd, an exempted company incorporated under the laws of the Cayman Islands, is offering to purchase the securities. See Section 1.

What is the Company offering to purchase?

We are offering to purchase up to 48,000,000 Shares (including Shares represented by ADS). However, we expressly reserve the right, in our sole discretion, to purchase additional securities pursuant to the Offer, subject to applicable law. See Section 1.

What is the purpose of the Offer?

We believe that the Offer is a prudent use of our financial resources given our business profile, assets and current market price of our ADSs. Our management and our Board of Directors believe that the Offer reflects our confidence in the Company’s future prospects and is an efficient way of returning capital to shareholders and increasing long-term shareholder value.

We believe that the tender offer set forth in this Offer to Purchase represents an efficient mechanism to provide our securityholders with the opportunity to tender all or a portion of their securities and thereby receive a return of some or all of their investment if they so elect. The Offer provides securityholders (particularly those who, because of the size of their securityholdings, might not be able to sell their securities without potential disruption to the ADS price) with an opportunity to obtain liquidity with respect to all or a portion of their securities without potential disruption to the ADS price. In addition, if we complete the Offer, securityholders who do not participate in the Offer and securityholders who otherwise retain an equity interest in the Company as a result of a partial or conditional tender of securities or proration will automatically increase their relative percentage ownership interest in the Company and our future operations at no additional cost to them. See Section 2 and Section 11.

The Offer also provides our securityholders with an efficient way to sell their securities without incurring broker’s fees or commissions associated with open market sales if you are a record owner of your securities and if you tender your securities directly to the Depositary. See Section 1 and Section 2.

What will be the purchase price for the Shares and ADSs?

We are conducting the Offer through a procedure commonly called a modified Dutch Auction tender offer. This procedure allows you to select the price (in increments of US$0.10 per ADS) within a price range specified by us at which you are willing to sell your securities. The price range for the Offer is US$18/60 to US$21/60 per Share (or US$1.80 to US$2.10 per ADS). The per Share purchase price will be the lowest price at which, based on the number of securities tendered and the prices specified by the tendering securityholders, we can purchase up to 48,000,000 Shares (including Shares represented by ADSs), or such lesser number of Shares (including Shares represented by ADSs) as is properly tendered and not properly withdrawn. All Shares we purchase will be purchased at the same per Share purchase price and all ADSs we purchase will be purchased at the same per ADS purchase price, even if you have selected a lower price, but we will not purchase any securities above the applicable purchase price we determine. We will determine the per Share purchase price for tendered Shares and the per ADS purchase price for the tendered ADSs after the Offer expires.

If you wish to maximize the chance that your securities will be purchased in the Offer, you should check the box in the sections of the Letter of Transmittal captioned “Shares Tendered at Price Determined Under the Tender Offer” or “ADSs Tendered at Price Determined Under the Tender Offer,” as appropriate. If you agree to accept the purchase prices determined under the Offer, your securities will be deemed to be entered at the minimum price of US$18/60 per Share (or US$1.80 per ADS). You should understand that this election may lower the purchase prices and could result in your securities being purchased at a minimum price of US$18/60 per Share (or US$1.80 per ADS).

What is the maximum aggregate purchase price for the securities that the Company intends to pay in the Offer?

We are offering to purchase up to 48,000,000 Shares (including Shares represented by ADSs). At the maximum purchase price of US$21/60 per Share (or US$2.10 per ADS) and if the Offer is fully subscribed, the maximum aggregate purchase price we would pay will be US$16,800,000. If, based on the applicable purchase price per security we determine, more than 48,000,000 Shares (including Shares represented by ADSs) are properly tendered and not properly withdrawn, we will purchase all securities tendered at or below the applicable purchase price per security on a pro rata basis, except for each conditional tender whose condition was not met, which we will not purchase (except as described in Section 6).

We expressly reserve the right, in our sole discretion, to change the price ranges to be paid for securities and to increase or decrease the total number of securities sought in the Offer thereby increasing or decreasing the aggregate purchase price, subject to applicable law. In accordance with the rules of the SEC, we may increase the number of securities accepted in the Offer, thereby increasing the aggregate purchase price, by no more than 2% of the outstanding Shares as of August 18, 2015 (including Shares represented by ADSs) without amending or extending the Offer. If we seek to increase the number of Shares (including Shares represented by ADSs) accepted in the Offer by an amount in excess of 2% of the outstanding Shares as of August 18, 2015 (including Shares represented by ADSs), we will amend and extend the Offer in compliance with applicable law.

The Offer is not conditioned on any minimum number of securities being tendered but is subject to certain other conditions. See Section 7.

What will be the form of payment for the securities accepted in the Offer?

If we purchase your securities in the Offer, promptly after the Expiration Date, we will pay you the purchase price in cash, less any applicable withholding taxes, and, in the case of ADSs, less a cancellation fee of US$0.05 per ADS accepted for purchase in the Offer that will be paid to the ADS Depositary and without interest. Under no circumstances will we pay interest on the purchase prices, even if there is a delay in making payment. See “Introduction,” Section 1, Section 3 and Section 5.

How will we pay for the securities?

At the maximum purchase price of US$21/60 per Share (or US$2.10 per ADS) and if the Offer is fully subscribed, the maximum aggregate purchase price of securities in the Offer will be US$16,800,000. At the minimum purchase price of US$18/60 per Share (or US$1.80 per ADS) and if the Offer is fully subscribed, the minimum aggregate purchase price of securities in the Offer will be US$14,400,000. We intend to use cash on hand to purchase securities in the Offer and to pay all related fees and expenses. See Section 9.

How long do I have to tender my securities?

You may tender your securities until the Offer expires. The Offer will expire on Tuesday, September 22, 2015, at 5:00 P.M., Eastern Daylight Savings Time, or any later time and date to which the Offer may be extended. See Section 1. We may choose to extend the Offer at any time and for any reason. We cannot assure you, however, that we will extend the Offer or, if we extend it, for how long. See Section 1 and Section 14. If a broker, dealer, commercial bank, trust company or other nominee holds your securities, it may have an earlier deadline for tendering your securities. We urge you to contact the broker, dealer, commercial bank, trust company or other nominee that holds your securities to find out its deadline. See Section 3.

Can the Offer be extended, amended or terminated, and if so, under what circumstances?

Yes. We can extend or amend the Offer in our sole discretion. If we extend the Offer, we may delay the acceptance of any securities that have been tendered. See Section 14. We can terminate the Offer under certain circumstances. See Section 7.

How will I be notified if you extend the Offer or amend the terms of the Offer?

If we extend the Offer, we will issue a press release not later than 9:00 A.M., Eastern Daylight Savings Time, on the first business day after the previously scheduled Expiration Date. We will announce any amendment to the Offer by making a public announcement of the amendment. See Section 14. For purposes of this Offer, a “business day” means any day other than a Saturday, Sunday or United States/Canadian federal holiday and consists of the time period from 12:01 A.M. through 12:00 midnight, Eastern Daylight Savings Time.

Are there any conditions to the Offer?

Yes. Our obligation to accept for payment and pay for your tendered securities depends upon a number of conditions that must be satisfied or waived on or prior to the Expiration Date, including:

•	no specified legal action shall have been threatened, pending or taken with respect to the Offer;
•	no general suspension of trading in, or general limitation on prices for, securities on any national securities exchange or in the over-the-counter markets in the United States or the declaration of a banking moratorium or any suspension of payments in respect of banks in the United States shall have occurred;
•	no decrease of more than 10% in the market price of the ADSs or in the general level of market prices for equity securities in the United States or the New York Stock Exchange Index, the Dow Jones Industrial Average, The NASDAQ Global Select Market Composite Index or Standard & Poor’s Composite Index of 500 Industrial Companies measured from the close of trading on August 21, 2015, the last trading day prior to commencement of the Offer, shall have occurred;
•	no commencement of a war, armed hostilities or other similar national or international calamity, including, but not limited to, an act of terrorism, directly or indirectly involving the United States or the People’s Republic of China, shall have occurred on or after the date of this Offer to Purchase nor shall any material escalation of any war or armed hostilities that had commenced prior to the date of this Offer to Purchase have occurred;
•	no changes in the general political, market, economic or financial conditions, domestically or internationally, that are reasonably likely to materially and adversely affect our business or the trading in the ADSs shall have occurred;
•	no person shall have proposed, announced or made a tender or exchange offer for the Shares or ADSs, or a merger, business combination or other similar transaction involving us (other than the Offer);
•	no person (including certain groups) shall have acquired, or proposed to acquire, beneficial ownership of more than 5% of the outstanding Shares (including Shares represented by ADSs) (other than as publicly disclosed in a filing with the SEC on or before August 18, 2015). In addition, no new group shall have been formed that beneficially owns more than 5% of the outstanding Shares (including Shares represented by ADSs);
•	no person (including a group) that has publicly disclosed in a filing with the SEC on or before September 22, 2015 that it has beneficial ownership of more than 5% of the outstanding Shares (including Shares represented by ADSs) shall have acquired, or publicly announced its proposal to acquire, beneficial ownership of an additional 2% of the outstanding Shares as of August 18, 2015 (including Shares represented by ADSs) (other than by virtue of the Offer made hereby);
•	no person shall have filed a Notification and Report Form under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, or made a public announcement reflecting an intent to acquire us or any of our subsidiaries or any of our assets or securities;

•	no material adverse change in our business, condition (financial or otherwise), assets, income, operations or prospects shall have occurred during the Offer; and
•	we shall not have determined that as a result of the consummation of the Offer and the purchase of the securities that there will be a reasonable likelihood that either (1) the Shares will be held of record by fewer than 300 persons or (2) the ADSs will be delisted from The NASDAQ Global Select Market or be eligible for deregistration under the Securities Exchange Act of 1934, as amended (the “Exchange Act”).

For a more detailed discussion of these and other conditions to the Offer, please see Section 7.

How do I tender my securities?

If you want to tender all or part of your securities, you must do one of the following before 5:00 P.M., Eastern Daylight Savings Time, on Tuesday, September 22, 2015, or any later time and date to which the Offer may be extended:

•	if your securities are registered in the name of a broker, dealer, commercial bank, trust company or other nominee, you must contact the nominee and request that the nominee tender your securities for you;
•	if you hold certificates or ADRs in your own name, you must complete and sign a Letter of Transmittal according to its Instructions, and deliver it, together with any required signature guarantees, the certificates for your securities and any other documents required by the Letter of Transmittal, in the return envelope provided, to the Depositary at the Toronto address appearing on the back cover page of this Offer to Purchase;
•	if you are an institution participating in the Book-Entry Transfer Facility, you must tender your securities according to the procedure for book-entry transfer described in Section 3; or
•	if you are a holder of vested stock options, you may exercise your vested stock options and tender any securities issued upon such exercise. You must exercise your stock options sufficiently in advance of the Expiration Date to receive your securities in order to tender. An exercise of an option cannot be revoked even if securities received upon the exercise thereof and tendered in the Offer are not purchased in the Offer for any reason.

If you want to tender your securities, but: (a) the certificates for your securities are not immediately available or cannot be delivered to the Depositary by the Expiration Date; (b) you cannot comply with the procedure for book-entry transfer by the Expiration Date; or (c) your other required documents cannot be delivered to the Depositary by the Expiration Date, you can still tender your securities if you comply with the guaranteed delivery procedures described in Section 3.

You may contact the Information Agent for assistance. The contact information for the Information Agent appears on the back cover of this Offer to Purchase. See Section 3 and the Instructions to the Letter of Transmittal.

Once I have tendered securities in the Offer, may I withdraw my tendered securities?

Yes. You may withdraw any securities you have tendered at any time before 5:00 P.M., Eastern Daylight Savings Time, on Tuesday, September 22, 2015, or any later time and date to which the Offer may be extended, in which case you may withdraw your securities until the Expiration Date, as extended. If we have not accepted for payment the securities you have tendered to us, you may also withdraw your securities beginning at 12:01 A.M., Eastern Daylight Savings Time, on Wednesday, October 21, 2015. See Section 4.

How do I withdraw securities I previously tendered?

To properly withdraw securities previously tendered, you must deliver on a timely basis a written notice of your withdrawal to the Depositary at the Toronto address appearing on the back cover of this Offer to Purchase. Your notice of withdrawal must specify your name, the number of securities to be withdrawn and the name of the registered holder of the securities. Some additional requirements apply if the certificates for securities to be withdrawn have been delivered to the Depositary or if your securities have been tendered under the procedure for book-entry transfer set forth in Section 3.

What happens if more than 48,000,000 Shares (including Shares represented by ADSs) are tendered at or below their applicable purchase price?

If more than 48,000,000 Shares (including Shares represented by ADSs) (or such greater amount as we may elect to purchase, subject to applicable law) are properly tendered at or below their respective purchase price and not properly withdrawn, we will, subject to applicable law, purchase securities on the following basis:

•	first, subject to the conditional tender provisions described in Section 6, we will purchase all securities properly tendered at or below the applicable purchase price selected by us and not properly withdrawn, on a pro rata basis with appropriate adjustment to avoid purchases of fractional securities (except for securityholders who tendered securities conditionally for which the condition was not satisfied); and
•	second, only if necessary to permit us to purchase 48,000,000 Shares (including Shares represented by ADSs) (or such greater amount as we may elect to purchase, subject to applicable law), from holders who have properly tendered securities at or below the applicable purchase price per security conditionally (for which the condition requiring us to purchase a specified number of securities was not initially satisfied) by random lot, to the extent feasible. To be eligible for purchase by random lot, securityholders whose securities are conditionally tendered must have tendered all of their securities.

Therefore, it is possible that we may not purchase all of the securities that you tender even if you tender them at or below the applicable purchase price per security. See Section 1.

What does the Company’s Board of Directors think of the Offer?

Our Board of Directors has approved the Offer. However, neither we nor any member of our Board of Directors, the Dealer Managers, the Depositary or the Information Agent makes any recommendation to you as to whether you should tender or refrain from tendering your securities. Neither we nor any member of our Board of Directors, the Dealer Managers, the Information Agent or the Depositary has authorized any person to make any recommendation with respect to the offer. You must make your own decision as to whether to tender your securities and, if so, how many securities to tender. In doing so, you should read carefully and evaluate the information in this Offer to Purchase and in the related Letter of Transmittal, including our reasons for making the Offer. See Section 2. You should discuss whether to tender your securities with your broker or other financial or tax advisors.

Will your directors and executive officers tender securities in the Offer?

Our directors and executive officers have advised us that they do not intend to tender their securities in the Offer. After termination of the Offer, our directors and executive officers may, in compliance with applicable law, sell their securities in open market transactions or otherwise, at prices that may be more or less favorable than the applicable purchase price per security to be paid to our securityholders in the Offer. See Section 11.

If I decide not to tender, how will the Offer affect my securities?

After completion of the Offer, securityholders who do not participate in the Offer and securityholders who otherwise retain an equity interest in the Company as a result of a partial or conditional tender of securities or proration will automatically increase their relative percentage ownership interest in the Company and our future operations at no additional cost to them. See Section 2 and Section 11.

Following the Offer, will you continue as a public company?

Yes. Following completion of the Offer, we believe that the ADSs will continue to be listed and quoted on The NASDAQ Global Select Market and that we will continue to be subject to the periodic reporting requirements of the Exchange Act. It is a condition of our obligation to purchase securities pursuant to the Offer that there will not be a reasonable likelihood that such purchase will cause the ADSs to be delisted from The NASDAQ Global Select Market or to be eligible for deregistration under the Exchange Act. See Section 2 and Section 7.

When and how will you pay me for the securities I tender?

We will pay the purchase price net to the seller, in cash, less any applicable withholding taxes and, in the case of ADSs, less a cancellation fee of US$0.05 per ADS accepted for purchase in the Offer that will be paid to the ADS Depositary and without interest, for the securities we purchase promptly after the Expiration Date. We will announce the preliminary results of the Offer, including preliminary information about any expected proration, on the business day following the Expiration Date. We do not expect, however, to announce the final results of any proration and pay for tendered securities until at least five business days after the Expiration Date, following confirmation by the Company that the ADSs tendered and accepted for payment have been cancelled. We will pay for the securities accepted for purchase by depositing the aggregate purchase price with the Depositary promptly after the Expiration Date. The Depositary will act as your agent and will transmit to you (or to your broker, dealer, commercial bank, trust company or other nominee) the payment for all of your securities accepted for payment. See Section 1 and Section 5.

If I am a holder of vested stock options, how do I participate in the Offer?

If you are a holder of vested stock options, you may exercise your vested options and tender any Shares and/or ADSs issued upon such exercise in accordance with the Offer. You must exercise your options sufficiently in advance of the Expiration Date to receive your Shares and/or ADSs in order to tender. An exercise of an option cannot be revoked even if Shares and/or ADSs received upon the exercise thereof and tendered in the Offer are not purchased in the Offer for any reason. See “Introduction” and Section 3.

What is the recent market price of the ADSs, each representing six Shares?

On August 21, 2015, the last full trading day before the announcement and commencement of the Offer, the last reported sale price of the ADSs, each representing six Shares, on The NASDAQ Global Select Market was US$1.30 per ADS. You are urged to obtain current market quotations for the ADSs before deciding whether to tender your securities. See Section 8.

Will I have to pay brokerage commissions if I tender my securities?

If you are a record owner of your securities and you tender your securities directly to the Depositary, you will not incur any brokerage commissions. If you hold securities through a broker, dealer, commercial bank, trust company or other nominee, we urge you to consult your broker, dealer, commercial bank, trust company or other nominee to determine whether any transaction costs will apply. In addition, securityholders who tender ADSs will be required to pay for a cancellation fee of US$0.05 per ADS accepted for purchase in the Offer to the ADS Depositary for ADSs tendered and accepted for payment. See “Introduction” and Section 3.

Will I have to pay stock transfer tax if I tender my securities?

If you instruct the Depositary in the Letter of Transmittal to make the payment for the securities to the registered holder, you will not incur any stock transfer tax. See Section 5.

What are the U.S. federal income tax consequences if I tender my securities?

Generally, if you are a U.S. Holder (as defined in Section 13), your receipt of cash from us in exchange for the securities you tender will be a taxable transaction for U.S. federal income tax purposes. The cash you receive for your tendered securities generally will be treated for U.S. federal income tax purposes either as consideration received in respect of a sale or exchange of the securities purchased by us or as a distribution from us in respect of securities. U.S. Holders could be subject to adverse tax consequences upon the disposition of the Shares as a result of our “passive foreign investment company” (PFIC) status. Please see Section 13 for a more detailed discussion on the tax treatment of the Offer to U.S. and Non-U.S. Holders, including the consequences to U.S. Holders because of our PFIC status. All securityholders are urged to consult their tax advisors regarding the U.S. federal income tax consequences of participating in the Offer.

Do you intend to repurchase any securities other than pursuant to the Offer during or after the Offer?

Rule 13e-4 of the Exchange Act prohibits us and our affiliates from purchasing any securities, other than pursuant to the Offer, until at least 10 business days after the Expiration Date, except pursuant to certain limited exceptions provided in Rule 14e-5 of the Exchange Act. Beginning 10 business days after the

Expiration Date, we may make share repurchases from time to time on the open market (including under our share repurchase program), pursuant to accelerated share repurchases and/or in additional tender offers. Whether we make additional repurchases will depend on many factors, including the number of securities, if any, that we purchase in the Offer, our business and financial performance and situation, the business and market conditions at the time, including the price of the ADSs and such other factors as we may consider relevant. Any of these repurchases may be on the same terms or on terms that are more or less favorable to the selling securityholders in those transactions than the terms of the Offer.

Who should I contact with questions about the Offer?

If you have any questions regarding the Offer, please contact the Information Agent: Laurel Hill Advisory Group, LLC at +1 (888) 742-1305, or the Dealer Managers: Laurel Hill Securities, LLC at +1 (516) 396-7905 or Imperial Capital, LLC at +1 (212) 351-9433. Banks and brokers may call the Information Agent collect at +1 (516) 933-3100 and all others may call the Information Agent toll-free at +1 (888) 742-1305. Additional contact information for the Information Agent and the Dealer Managers is set forth on the back cover page of this document.

FORWARD-LOOKING STATEMENTS

This Offer to Purchase (including any documents incorporated by reference or deemed to be incorporated by reference herein) contains certain forward-looking statements and information relating to us that are based on the beliefs of our management as well as assumptions made by, and information currently available to, us. In some cases, you can identify forward-looking statements by terminology such as “may,” “will,” “should,” “expects,” “intends,” “plans,” “anticipates,” “believes,” “estimates,” “predicts,” “potential,” “continue” or the negative of these terms or other comparable terminology. These statements include but are not limited to statements regarding the effect of the Offer on the continued listing and registration of our ADSs, the sale prices of our ADSs and future plans for the Company. These statements relate to future events or our future financial performance and involve known and unknown risks, uncertainties and other factors that may cause our actual results, levels of activity, performance or achievements to differ materially from any future results, levels of activity, performance or achievements expressed or implied by these forward-looking statements. Many of these risks are beyond our ability to control or predict.

These risks and other factors include, but are not limited to, those described under the “Risk Factors” section and elsewhere in our Annual Report on Form 20-F for the fiscal year ended December 31, 2014, our subsequent reports, and the following:

•	our ability to complete the Offer;
•	our ability to continue to meet the minimum listing requirements for The NASDAQ Global Select Market;
•	fluctuations in the market price of our ADSs;
•	the price and time at which we may make any additional repurchases of securities following completion of the Offer, the number of securities acquired in such repurchases and the terms, timing, costs and interest rate on any indebtedness, if any, incurred to fund such repurchases; and
•	changes in general economic, business and political conditions, including the possibility of intensified international hostilities, acts of terrorism, and changes in conditions of United States or international lending, capital and financing markets.

Except as required by applicable law, we neither intend nor assume any obligation to update these forward-looking statements, which speak only as of the dates they are made.

INTRODUCTION

To the holders of our ordinary shares and American Depositary Shares:

We invite our securityholders to tender shares of our ordinary shares, par value US$0.000001 per share (each, a “Share” and collectively, the “Shares”) or American Depositary Shares, each representing six Shares (each, an “ADS” and collectively, the “ADSs”), for purchase by us. We are offering to purchase up to 48,000,000 Shares (including Shares represented by ADSs) (collectively, “securities”) at (a) a per Share purchase price not greater than US$21/60 per Share nor less than US$18/60 per Share and (b) a per ADS purchase price not greater than US$2.10 per ADS nor less than US$1.80 per ADS, each net to the seller in cash, less any applicable withholding taxes and, in the case of ADSs, less a cancellation fee of US$0.05 per ADS accepted for purchase in the Offer that will be paid to JPMorgan Chase Bank, N.A., the Company’s ADS Depositary (the “ADS Depositary”), and without interest, upon the terms and subject to the conditions described in this Offer to Purchase and in the related Letter of Transmittal.

The Offer will expire at 5:00 P.M., Eastern Daylight Savings Time, on Tuesday, September 22, 2015, unless extended as described in Section 14.

After the Offer expires, we will look at prices chosen by securityholders for all of the securities properly tendered and not properly withdrawn. We will then select the lowest effective per Share purchase price (after taking into account the prices chosen and amounts tendered by ADS holders on an as-converted to Shares basis) (in increments of US$0.10 per ADS) within the price range specified above that will allow us to purchase up to 48,000,000 Shares (including Shares represented by ADSs) or a lesser number of securities depending on the number of securities properly tendered. Since each ADS represents six Shares, we will calculate the per ADS purchase price by multiplying the per Share purchase price by six. If less than 48,000,000 Shares (including Shares represented by ADSs) are properly tendered, we will select the lowest effective per Share purchase price that will allow us to buy all the securities that are properly tendered and not properly withdrawn. All Shares we acquire in the Offer will be acquired at the same per Share purchase price and all ADSs we acquire in the Offer will be acquired at the same per ADS purchase price, regardless of whether the securityholder tendered at a lower price. Once the per Share purchase price and the per ADS purchase price have been determined, we will promptly disclose such prices in a manner calculated to inform securityholders of this information, which will include a press release through an international news service.

We will only purchase securities properly tendered and not properly withdrawn. However, because of the proration and conditional tender provisions described in this Offer to Purchase, we may not purchase all of the securities tendered. Securities not purchased in the Offer, including securities not purchased because of the proration or conditional tender provisions, will be returned to the tendering securityholders at our expense promptly after the Expiration Date. See Section 1.

We expressly reserve the right, in our sole discretion, to change the price ranges to be paid for securities and to increase or decrease the total number of securities sought in the Offer, thereby increasing or decreasing the aggregate purchase price, subject to applicable law. In accordance with the rules of the SEC, we may increase the number of securities accepted in the Offer, thereby increasing the aggregate purchase price, by no more than 2% of the outstanding Shares as of August 18, 2015 (including Shares represented by ADSs) without amending or extending the Offer. If we seek to increase the number of Shares (including Shares represented by ADSs) accepted in the Offer by an amount in excess of 2% of the outstanding Shares as of August 18, 2015 (including Shares represented by ADSs), we will amend and extend the Offer in compliance with applicable law. See Section 14. If you are a holder of vested stock options, you may exercise your vested stock options and tender any of the securities issued upon exercise in accordance with the Offer. You must exercise your options sufficiently in advance of the Expiration Date to receive your securities in order to tender. An exercise of an option cannot be revoked even if the securities received upon the exercise thereof and tendered in the Offer are not purchased in the Offer for any reason. See Section 3.

Tendering securityholders whose securities are registered in their own names and who tender directly to Laurel Hill Advisory Group Company, the Depositary for the Offer, will not be obligated to pay brokerage fees or commissions or, except as described in Section 5, stock transfer taxes on the purchase of the securities by us in the Offer. If you own your securities through brokers, dealers, commercial banks, trust companies or other nominees and the nominee tenders your securities on our behalf, the nominee may charge you a fee for doing so. You should consult your broker, dealer, commercial bank, trust company or other nominee to determine whether any charges will apply.

THE OFFER IS NOT CONDITIONED ON ANY MINIMUM NUMBER OF SECURITIES BEING TENDERED. THE OFFER IS, HOWEVER, SUBJECT TO CERTAIN OTHER CONDITIONS. SEE SECTION 7.

OUR BOARD OF DIRECTORS HAS APPROVED THE OFFER. HOWEVER, NEITHER WE NOR ANY MEMBER OF OUR BOARD OF DIRECTORS, THE DEALER MANAGERS, THE INFORMATION AGENT OR THE DEPOSITARY MAKES ANY RECOMMENDATION TO YOU AS TO WHETHER YOU SHOULD TENDER OR REFRAIN FROM TENDERING YOUR SECURITIES. NEITHER WE NOR ANY MEMBER OF OUR BOARD OF DIRECTORS, THE DEALER MANAGERS, THE INFORMATION AGENT OR THE DEPOSITARY HAS AUTHORIZED ANY PERSON TO MAKE ANY RECOMMENDATION WITH RESPECT TO THE OFFER. YOU MUST MAKE YOUR OWN DECISION AS TO WHETHER TO TENDER YOUR SECURITIES AND, IF SO, HOW MANY SECURITIES TO TENDER. IN DOING SO, YOU SHOULD CONSULT YOUR OWN FINANCIAL AND TAX ADVISORS, AND READ CAREFULLY AND EVALUATE THE INFORMATION IN THIS OFFER TO PURCHASE AND IN THE RELATED LETTER OF TRANSMITTAL, INCLUDING OUR REASONS FOR MAKING THE OFFER.

Our directors and executive officers have advised us that they do not intend to tender their securities in the Offer. See Section 11.

We will pay all fees and expenses incurred in connection with the Offer by the Dealer Managers, the Information Agent and the Depositary. See Section 15.

As of August 18, 2015, we had 349,731,305 Shares (including 136,201,272 Shares represented by 22,700,212 ADSs) issued and outstanding, 98,401,063 treasury Shares and 11,311,272 treasury ADSs (meaning ADSs which have been repurchased and not yet cancelled). If we purchase 48,000,000 Shares (including Shares represented by ADSs) at US$18/60 per Share (or US$1.80 per ADS) in the Offer, we would purchase approximately 13.7% of the Shares (including Shares represented by ADSs) issued and outstanding as of August 18, 2015. There currently is no public market for our Shares. The ADSs are listed and quoted on The NASDAQ Global Select Market under the symbol “ACTS.” Each ADS represents six Shares. On August 21, 2015, the last full trading day prior to the announcement and commencement of the Offer, the last reported sale price of the ADSs was US$1.30 per ADS. Securityholders are urged to obtain current market quotations for the ADSs before deciding whether to tender their securities. See Section 8 and Section 11.

Our principal executive offices are located at No. 1, Ke Ji Si Road, Technology Innovation Coast of Hi-Tech Zone, Zhuhai, Guangdong, 519085, the People’s Republic of China. We can be reached by telephone at +86 (756) 339-2353.

THE OFFER

1. Size of Offer; Purchase Price; Proration.

Upon the terms and subject to the conditions of the Offer, we will purchase up to 48,000,000 Shares (including Shares represented by ADSs), or if a lesser amount of securities is properly tendered and not properly withdrawn before the Expiration Date, (a) all Shares that are properly tendered and not properly withdrawn, at a per Share purchase price not greater than US$21/60 per Share nor less than US$18/60 per Share, net to the seller in cash, less any applicable withholding taxes and without interest and (b) all ADSs that are properly tendered and not properly withdrawn, at a per ADS purchase price not greater than US$2.10 per ADS nor less than US$1.80 per ADS, net to the seller in cash, less any applicable withholding taxes and less a cancellation fee of US$0.05 per ADS accepted for purchase in the Offer that will be paid to the Company ADS Depositary and without interest.

The term “Expiration Date” means 5:00 P.M., Eastern Daylight Savings Time, on Tuesday, September 22, 2015, unless and until we, in our sole discretion, shall have extended the period of time during which the Offer will remain open, in which event the term “Expiration Date” shall refer to the latest time and date at which the Offer, as so extended by us, shall expire. See Section 14 for a description of our right to extend, delay, terminate or amend the Offer.

We will announce the preliminary results of the Offer promptly following the Expiration Date. We do not expect, however, to announce the final results of any proration and pay for tendered securities for up to three business days after the Expiration Date, following confirmation by the Company that the securities tendered and accepted for payment have been cancelled in accordance with the Company’s Memorandum and Articles of Association, and with respect to the tendered ADSs, the deposit agreement with the ADS Depositary. We will only purchase securities properly tendered and not properly withdrawn. However, because of the proration and conditional tender provisions of the Offer, we may not purchase all of the securities tendered. We will return all securities tendered and not purchased pursuant to the Offer, including securities not purchased because of the proration or conditional tender provisions, to the tendering securityholders at our expense, promptly following the Expiration Date.

Securityholders can specify the order in which specified portions of their tendered securities will be purchased in the event that, as a result of proration or otherwise, some but not all of the tendered securities are purchased pursuant to the Offer. In the event a securityholder does not designate such order and fewer than all securities are purchased, due to proration or otherwise, the Depositary will select the order of securities purchased as directed by us.

We expressly reserve the right, in our sole discretion, to change the price ranges to be paid for securities and to increase or decrease the total number of securities sought in the Offer, thereby increasing or decreasing the aggregate purchase price, subject to applicable law. In accordance with the rules of the SEC, we may increase the number of securities accepted in the Offer, thereby increasing the aggregate purchase price, by no more than 2% of the outstanding Shares as of August 18, 2015 (including Shares represented by ADSs) without amending or extending the Offer. If we seek to increase the number of Shares (including Shares represented by ADSs) accepted in the Offer by an amount in excess of 2% of the outstanding Shares as of August 18, 2015 (including Shares represented by ADSs), we will amend and extend the Offer in compliance with applicable law. See Section 14. If you are a holder of vested stock options, you may exercise your vested stock options and tender any of the securities issued upon exercise in accordance with the Offer. You must exercise your options sufficiently in advance of the Expiration Date to receive your securities in order to tender. An exercise of an option cannot be revoked even if the securities received upon the exercise thereof and tendered in the Offer are not purchased in the Offer for any reason. See Section 3.

In the event that the Offer is oversubscribed, as described below, securities properly tendered and not properly withdrawn prior to the Expiration Date will be subject to proration. The proration period and withdrawal rights will expire on the Expiration Date.

If:

•	we (a) change the price ranges to be paid for the Shares or ADSs; (b) increase the number of securities being sought in the Offer and such increase in the number of such securities being sought exceeds 2% of our outstanding Shares as of August 18, 2015 (including Shares represented by ADSs); or (c) decrease the number of securities purchasable in the Offer; and
•	the Offer is scheduled to expire at any time earlier than the expiration of a period ending at midnight, Eastern Daylight Savings Time, on the tenth business day (as defined below) from, and including, the date that notice of any such increase or decrease is first published, sent or given in a manner specified in Section 14, then the Offer will be extended until the expiration of such period of ten business days.

The Offer is not conditioned on any minimum number of securities being tendered. The Offer is, however, subject to certain other conditions. See Section 7.

In accordance with Instruction 2 of the Letter of Transmittal, (a) holders desiring to tender Shares must specify the price or prices, not greater than US$21/60 per Share nor less than US$18/60 per Share, at which they are willing to sell their Shares to us in the Offer and (b) holders desiring to tender ADSs must specify the price or prices, not greater than US$2.10 per ADS nor less than US$1.80 per ADS, at which they are willing to sell their ADSs to us in the Offer. Alternatively, securityholders desiring to tender securities and seeking to maximize the chance that their securities will be purchased can choose not to specify a price and instead specify that they will sell their securities at the effective per Share purchase price ultimately paid for securities properly tendered. To do so, securityholders should check the box in the sections of the Letter of Transmittal captioned “Shares Tendered at Price Determined Under the Tender Offer” or “ADSs Tendered at Price Determined Under the Tender Offer,” as appropriate. Note that this election, (a) if tendering Shares, is deemed to be a tender of Shares at the minimum price of US$18/60 per Share and could result in the tendered Shares being purchased at the minimum price of US$21/60 per Share and (b) if tendering ADSs, is deemed to be a tender of ADSs at the minimum price of US$1.80 per ADS and could result in the tendered ADSs being purchased at the minimum price of US$2.10 per ADS. Securityholders are urged to obtain current market quotations for the ADSs (each representing six Shares) before deciding whether, and at what purchase price or purchase prices, to tender their securities. See Section 8 for recent market prices for the ADSs.

To tender securities properly, securityholders must specify the price they are willing to accept for the securities they tender or, alternatively, specify that they will sell their tendered securities at the purchase price for such securities determined as provided herein. If you specify more than one price for your securities in a single letter of transmittal, you will not have validly tendered your securities.

After the Offer expires, we will look at the prices chosen by securityholders for all of the securities properly tendered and not properly withdrawn. We will then select the lowest effective per Share purchase price (after taking into account the prices chosen and amount tendered by ADS holders on an as-converted to Shares basis) (in increments of US$0.10 per ADS) within the price range specified above that will allow us to purchase 48,000,000 Shares (including Shares represented by ADSs), or a lesser number of securities depending on the number of securities properly tendered and not properly withdrawn. Since each ADS represents six Shares, we will calculate the per ADS purchase price by multiplying the per Share purchase price by six. If less than 48,000,000 Shares (including Shares represented by ADSs) are properly tendered, we will select the lowest effective per Share purchase price that will allow us to buy all the securities that are properly tendered and not properly withdrawn. All Shares we acquire in the Offer will be acquired at the same per Share purchase price and all ADSs we acquire in the Offer will be acquired at the same per ADS purchase price, regardless of whether the securityholder tendered at a lower price. Once the per Share purchase price and the per ADS purchase price have been determined, we will promptly disclose such prices in a manner calculated to inform securityholders of this information, which will include a press release through an international news service.

All Shares we acquire in the Offer will be acquired at the same per Share purchase price and all ADSs we acquire in the Offer will be acquired at the same per ADS purchase price regardless of whether the securityholder tendered at a lower price. We will purchase only Shares and ADSs properly tendered at or below their respective purchase prices we determine and not properly withdrawn. However, because of the proration and conditional tender provisions described in this Offer to Purchase, we may not purchase all of the securities tendered, even if securityholders tendered at or below the applicable purchase price per security, if, based on the per Share purchase price and the per ADS purchase price we determine, more than 48,000,000 Shares (including Shares represented by ADSs) are properly tendered and not properly withdrawn.

We will return securities tendered at prices in excess of the applicable purchase price per security we determine and securities that we do not purchase because of the proration or conditional tender provisions to the tendering securityholders at our expense promptly following the Expiration Date. See Section 5.

Securityholders can specify the order in which we will purchase securities tendered in the Offer in the event that, as a result of the proration provision or otherwise, we purchase some but not all of the tendered securities pursuant to the Offer. In the event a securityholder does not designate the order and fewer than all tendered securities are purchased due to proration or otherwise, the Depositary will select the order of the securities purchased as directed by us.

If less than 48,000,000 Shares (including Shares represented by ADSs) are properly tendered and not properly withdrawn prior to the Expiration Date, or such greater amount as we may elect to purchase pursuant to the Offer, subject to applicable law, we will, upon the terms and subject to the conditions of the Offer, purchase all securities so tendered at the per Share purchase price or the per ADS purchase price, as applicable.

Priority of Purchases.  On the terms and subject to the conditions of the Offer, if more than 48,000,000 Shares (including Shares represented by ADSs) have been properly tendered and not properly withdrawn before the Expiration Date, we will, subject to applicable law, purchase such securities on the basis set forth below:

•	first, subject to the conditional tender provisions described in Section 6, we will purchase all securities properly tendered and not properly withdrawn at prices at or below the per Share purchase price or per ADS purchase price, as applicable, on a pro rata basis with appropriate adjustment to avoid purchases of fractional securities (except for securityholders who tendered securities conditionally for which the condition was not satisfied); and
•	second, only if necessary to permit us to purchase 48,000,000 Shares (including Shares represented by ADSs) at the per Share purchase price or per ADS purchase price, as applicable, determined in the Offer (or such greater amount as we may elect to pay, subject to applicable law), we will purchase securities conditionally tendered (for which the condition was not initially satisfied) and not properly withdrawn, by random lot, to the extent feasible. To be eligible for purchase by random lot, securityholders whose securities are conditionally tendered must have tendered all of their securities.

As a result of the foregoing priorities applicable to the purchase of securities tendered, it is possible that fewer than all securities tendered by a securityholder will be purchased or, if a tender is conditioned upon the purchase of a specified number of securities, that none of those securities will be purchased even though such securities were tendered.

As we noted above, we may elect to purchase more than 48,000,000 Shares (including Shares represented by ADSs) in the Offer, subject to applicable law. If we do so, the preceding provisions will apply to the greater total number of securities.

Proration.  If proration of tendered securities is required, we will determine the proration factor promptly following the Expiration Date. Proration for each securityholder tendering securities will be based on the ratio of the number of Shares (including Shares represented by ADSs) properly tendered and not properly withdrawn by such securityholder to the total number of Shares (including Shares represented by ADSs) properly tendered and not properly withdrawn by all securityholders, subject to conditional tenders. The preliminary results of any proration will be announced by press release promptly following the Expiration Date. After the Expiration Date, securityholders may obtain any preliminary proration information from the Information Agent and also may be able to obtain the information from their brokers. Because of the difficulty in determining the number of securityholders properly tendered and not properly withdrawn, the conditional tender procedure described in Section 6 and the guaranteed delivery procedure described in Section 3, we expect that we will not be able to announce the final proration factor, if any, or pay for any securities purchased pursuant to the Offer for up to three business days after the Expiration Date, following confirmation by the Company that the securities tendered and accepted for payment have been cancelled in accordance with the Company’s Memorandum and Articles of Association, and with respect to the tendered ADSs, the deposit agreement with the ADS Depositary.

As described in Section 13, the number of securities that we will purchase from a securityholder pursuant to the Offer may affect the U.S. federal income tax consequences or tax consequences in other jurisdictions to the securityholder and, therefore, may be relevant to a securityholder’s decision whether to tender securities. The Letter of Transmittal affords each securityholder who tenders securities registered in such securityholder’s name directly to the Depositary the opportunity to designate the order of priority in which securities tendered are to be purchased in the event of proration as well as the ability to condition such tender on a minimum number of securities being purchased.

This Offer to Purchase and the related Letter of Transmittal will be mailed to record holders of the securities and will be furnished to brokers, dealers, commercial banks, trust companies and other nominees and similar persons whose names, or the names of whose nominees, appear on our list of shareholders or ADS holders or, if applicable, who are listed as participants in a clearing agency’s security position listing for subsequent transmittal to beneficial owners of securities.

2. Purpose of the Offer; Certain Effects of the Offer.

Purpose of the Offer.  Our management and our Board of Directors believe that the Offer represents an efficient mechanism to provide our securityholders with the opportunity to tender all or a portion of their securities, and thereby receive a return of some or all of their investment if they so elect. The Offer provides securityholders (particularly those who, because of the size of their securityholdings, might not be able to sell their securities without potential disruption to the ADS price) with an opportunity to obtain liquidity with respect to all or a portion of their securities without potential disruption to the ADS price. In addition, if we complete the Offer, securityholders who do not participate in the Offer and securityholders who otherwise retain an equity interest in the Company as a result of a partial or conditional tender of securities or proration will automatically increase their relative percentage ownership interest in us and our future operations at no additional cost to them.

The Offer also provides our securityholders with an efficient way to sell their securities without incurring broker’s fees or commissions associated with open market sales if you are a record owner of your securities and if you tender your securities directly to the Depositary. See Section 1.

Our Board of Directors has approved the Offer. In considering the Offer, our management and our Board of Directors took into account our cash position, business operations, future outlook, acquisition strategy, existing and anticipated capital structure and a variety of alternatives for using our financial resources, and concluded that the Offer is a prudent use of our financial resources given our business profile, assets and current market price. Our management and our Board of Directors believe that the Offer reflects our confidence in the Company’s future prospects and is an efficient means of returning capital to securityholders and increasing long-term securityholder value. However, neither we nor any member of our Board of Directors, the Dealer Managers, the Depositary or the Information Agent makes any recommendation to you as to whether you should tender or refrain from tendering your securities. You must make your own decision as to whether to tender your securities and, if so, how many securities to tender.

Following the completion or termination of the Offer, we may, from time to time, repurchase securities on the open market (including under our share repurchase program) or through private or public transactions in accordance with applicable law. Rule 13e-4 under the Exchange Act generally prohibits us and our affiliates from purchasing any securities, other than in the Offer, until at least ten business days after the Expiration Date.

Our directors and executive officers have advised us that they do not intend to tender their securities in the Offer. See Section 11.

Certain Effects of the Offer.  Securityholders who decide not to tender their securities in the Offer and securityholders who otherwise retain an equity interest in the Company as a result of a partial or conditional tender of securities or proration will own a greater percentage interest in the outstanding securities following the consummation of the Offer. These securityholders will continue to bear the risks associated with owning the securities, including risks resulting from our purchase of securities in the Offer. Securityholders may be able to sell non-tendered securities in the future on The NASDAQ Global Select Market or otherwise, at a net price significantly higher or lower than the purchase price in the Offer. We can give no assurance, however, as to the price at which a securityholder may be able to sell his or her securities in the future.

We anticipate that there will be a sufficient number of ADSs outstanding and publicly traded following completion of the Offer to ensure a continued trading market for the ADSs. Based upon published guidelines of The NASDAQ Global Select Market and the conditions of the Offer, we do not believe that our purchase of securities under the Offer will cause our remaining outstanding ADSs to be delisted from The NASDAQ Global Select Market. We also believe that our purchase of securities under the Offer will not result in the ADSs becoming eligible for deregistration under the Exchange Act.

OUR BOARD OF DIRECTORS HAS APPROVED THE OFFER. HOWEVER, NEITHER WE NOR ANY MEMBER OF OUR BOARD OF DIRECTORS, THE DEALER MANAGERS, THE INFORMATION AGENT OR THE DEPOSITARY MAKES ANY RECOMMENDATION TO YOU AS TO WHETHER YOU SHOULD TENDER OR REFRAIN FROM TENDERING YOUR SECURITIES. NEITHER WE NOR ANY MEMBER OF OUR BOARD OF DIRECTORS, THE DEALER MANAGERS, THE INFORMATION AGENT OR THE DEPOSITARY HAS AUTHORIZED ANY PERSON TO MAKE ANY RECOMMENDATION WITH RESPECT TO THE OFFER. YOU MUST MAKE YOUR OWN DECISION AS TO WHETHER TO TENDER YOUR SECURITIES AND, IF SO, HOW MANY SECURITIES TO TENDER. IN DOING SO, YOU SHOULD CONSULT YOUR OWN FINANCIAL AND TAX ADVISORS, AND READ CAREFULLY AND EVALUATE THE INFORMATION IN THIS OFFER TO PURCHASE AND IN THE RELATED LETTER OF TRANSMITTAL, INCLUDING OUR REASONS FOR MAKING THE OFFER.

Securities we acquire pursuant to the Offer will be cancelled unless otherwise directed by our Board of Directors.

Except as disclosed in this Offer to Purchase, we currently have no plans, proposals or negotiations that relate to or would result in:

•	any extraordinary transaction, such as a merger, reorganization or liquidation, involving us or any of our subsidiaries;
•	any purchase, sale or transfer of an amount of our assets or any of our subsidiaries’ assets which is material to us and our subsidiaries, taken as a whole;
•	any material change in our present dividend rate or policy, our indebtedness or capitalization;
•	any material change in our present Board of Directors or management, including any plans or proposals to change the number or the terms of directors (although we may fill any vacancies on our Board of Directors) or to change any material term of the employment contract of any executive officer;
•	any material change in our corporate structure or business;
•	any class of our equity securities becoming delisted from The NASDAQ Global Select Market or ceasing to be authorized to be quoted on The NASDAQ Global Select Market;
•	any class of our equity securities becoming eligible for termination of registration under Section 12(g)(4) of the Exchange Act;
•	the termination or suspension of our obligation to file reports under Section 15(d) of the Exchange Act;

•	the acquisition or disposition by any person of our securities; or
•	any changes in our memorandum of association, articles of association or other governing instruments or other actions that could impede the acquisition of control of us.

Nothing in the Offer will preclude us from pursuing, developing or engaging in future plans, proposals or negotiations that relate to or would result in one or more of the foregoing events, subject to applicable law. Although we may not currently have any plans, other than as disclosed or incorporated by reference in this Offer to Purchase, that relate to or would result in any of the events discussed above, we may undertake or plan actions that relate to or could result in one or more of these events. Securityholders tendering securities in the Offer may run the risk of foregoing the benefit of any appreciation in the market price of the ADSs resulting from such potential future events.

Notwithstanding the foregoing, in deciding whether to tender securities in the Offer, you should know that we evaluate strategic acquisitions from time to time, and will continue to do so in the future. We may issue Shares or ADSs or pay cash in connection with such acquisitions. The Company may obtain cash for such acquisitions through a variety of means, including, without limitation, through the issuance of additional Shares or ADSs. We also grant options or other forms of equity incentives in the ordinary course of business to our current and new employees, including our executive officers. Our employees, including our executive officers, from time to time acquire or dispose of our securities. In addition, the Company has an ongoing authorization from the Board of Directors, subject to certain specifications, to repurchase up to an aggregate maximum number of 50 million ADSs under its share repurchase program, and the remaining authorized number of ADSs repurchases under this program is approximately 34.86 million as of June 30, 2015. See Section 10. Additionally, from time to time, we may also be engaged in discussions or negotiations with potential candidates for management or director positions with the Company or with existing members of management for changes in positions, responsibilities or compensation.

3. Procedures for Tendering Securities.

Proper Tender of Securities.  For a securityholder to validly tender securities pursuant to the Offer, (a) a Letter of Transmittal, properly completed and duly executed, and the certificate(s) representing the tendered securities (unless such securities are held in book-entry form), together with any required signature guarantees, and any other documents required by the Letter of Transmittal, must be received by the Depositary at its address as set forth on the back cover of this Offer to Purchase prior to the Expiration Date, (b) a Letter of Transmittal (or manually signed facsimile of the Letter of Transmittal), properly completed and duly executed, together with any required Agent’s Message (as defined below) and any other documents required by the Letter of Transmittal, must be received by the Depositary at its address as set forth on the back cover of this Offer to Purchase prior to the Expiration Date and securities must be delivered pursuant to the procedures for book-entry transfer set forth below (and a book-entry confirmation must be received by the Depositary) prior to the Expiration Date, or (c) the securityholder must comply with the guaranteed delivery procedures set forth below.

Securityholders holding their securities through a broker, dealer, commercial bank, trust company or other nominee must contact such broker, dealer, commercial bank, trust company or other nominee in order to tender their securities. Securityholders who hold securities through a broker, dealer, commercial bank, trust company or other nominee are urged to consult their broker, dealer, commercial bank, trust company or other nominee to determine whether transaction costs may apply if securityholders tender securities through the broker, dealer, commercial bank, trust company or other nominee and not directly to the Depositary.

Securityholders may tender securities subject to the condition that all, or a specified minimum number of securities, be purchased. Any securityholder desiring to make such a conditional tender should so indicate in the box entitled “Conditional Tender” in the Letter of Transmittal. It is the tendering securityholders’ responsibility to determine the minimum number of securities to be purchased. Securityholders should consult their own financial and tax advisors with respect to the effect of proration of the Offer and the advisability of making a conditional tender. See Section 6 and Section 13.

The valid tender of securities by you by one of the procedures described in this Section 3 will constitute a binding agreement between you and us on the terms of, and subject to the conditions of, the Offer.

In accordance with Instruction 5 of the Letter of Transmittal, each securityholder desiring to tender securities pursuant to the Offer must either (1) check the box in the sections of the Letter of Transmittal captioned “Shares Tendered at Price Determined Under the Tender Offer” or “ADSS Tendered at Price Determined Under the Tender Offer,” as appropriate, in which case you will be deemed to have tendered your Shares at the minimum price of US$18/60 per Share (or ADSs at a minimum price of US$1.80 per ADS) (YOU SHOULD UNDERSTAND THAT THIS ELECTION COULD RESULT IN THE TENDERED SHARES BEING PURCHASED AT THE MINIMUM PRICE OF US$18/60 PER SHARE OR THE TENDERED ADSS BEING PURCHASED AT THE MINIMUM PRICE OF US$1.80 PER ADS) or (2) (A) if you are tendering Shares, in the section of the Letter of Transmittal captioned “Shares Tendered at Price Determined By You,” check one, and only one, of the boxes corresponding to the price at which Shares are being tendered or (B) if you are tendering ADSs, in the section of the Letter of Transmittal captioned “ADSs Tendered at Price Determined By You,” check one, and only one, of the boxes corresponding to the price at which ADSs are being tendered. A tender of securities will be valid only if one, and only one, of these boxes is checked on the Letter of Transmittal.

If tendering securityholders wish to maximize the chance that their securities will be purchased, they should check the box in the section of the Letter of Transmittal captioned “Securities Tendered at Price Determined Under the Tender Offer.” For purposes of determining the purchase price, those securities that are tendered by securityholders agreeing to accept the purchase price determined under the Offer will be deemed to be tendered at the minimum price of US$18/60 per Share (or US$1.80 per ADS). Securityholders are urged to obtain current market quotations for the ADSs (each representing six Shares) before deciding whether and at what purchase price or purchase prices to tender their securities. See Section 8 for recent market prices for the ADSs.

If tendering securityholders wish to indicate a specific price at which their securities are being tendered, they must check the applicable price box in the sections of the Letter of Transmittal captioned “Shares Tendered at Price Determined By You” or in the section of the Letter of Transmittal captioned “ADSs Tendered at Price Determined By You.” Tendering securityholders should be aware that this election could mean that none of their securities will be purchased if the price selected by the securityholder is higher than the per Share purchase price or the per ADS purchase price, as applicable, which we eventually determine after the Expiration Date.

A securityholder who wishes to tender securities at more than one price must complete a separate Letter of Transmittal for each price at which securities are being tendered. The same securities cannot be tendered (unless previously properly withdrawn in accordance with the terms of the Offer) at more than one price. In case of withdrawal, securityholders who tendered their securities at multiple prices pursuant to multiple Letters of Transmittal must comply with the procedures set forth in Section 4.

Signature Guarantees and Method of Delivery.  No signature guarantee is required if:

•	the Letter of Transmittal is signed by the registered holder of the securities (which term, for purposes of this Section 3, will include any participant in the Book-Entry Transfer Facility whose name appears on a security position listing as the owner of the securities) tendered and such holder has not completed either the section entitled “Special Payment Instructions” or the section entitled “Special Delivery Instructions” in the Letter of Transmittal; or
•	securities are tendered for the account of a bank, broker, dealer, credit union, savings association or other entity which is a member in good standing of the Securities Transfer Agents Medallion Program or an “eligible guarantor institution,” as the term is defined in Exchange Act Rule 17Ad-15, each of the foregoing constituting an “Eligible Institution.” See Instruction 1 of the Letter of Transmittal.

If a certificate for Shares or for ADSs is registered in the name of a person other than the person executing the Letter of Transmittal, or if payment is to be made, or securities not purchased or tendered are to be issued, to a person other than the registered holder, then the certificate must be endorsed or accompanied by an appropriate stock power, signed in either case exactly as the name of the registered holder appears on the certificate, with the signature guaranteed by an Eligible Institution.

Payment for securities tendered and accepted for payment pursuant to the Offer will be made only after timely receipt by the Depositary of:

•	one of (a) certificates for the securities or (b) a timely confirmation of the book-entry transfer of the securities into the Depositary’s account at the Book-Entry Transfer Facility as described below;
•	one of (a) a properly completed and duly executed Letter of Transmittal or a manually signed facsimile of the Letter of Transmittal, including any required signature guarantees or (b) an Agent’s Message (as defined below) in the case of a book-entry transfer; and
•	any other documents required by the Letter of Transmittal.

The method of delivery of all documents, including certificates for securities, the Letter of Transmittal and any other required documents, is at the sole election and risk of the tendering securityholder. If delivery is by mail, then registered mail with return receipt requested, properly insured, is recommended. Securities will be deemed delivered only when actually received by the Depositary (including, in the case of a book-entry transfer, by book-entry confirmation). In all cases, sufficient time should be allowed to ensure timely delivery.

All deliveries in connection with the Offer, including a Letter of Transmittal and certificates for securities, must be made to the Depositary and not to us, the Dealer Managers, the Information Agent or the Book-Entry Transfer Facility. ANY DOCUMENTS DELIVERED TO US, THE DEALER MANAGERS, THE INFORMATION AGENT OR THE BOOK-ENTRY TRANSFER FACILITY WILL NOT BE FORWARDED TO THE DEPOSITARY AND WILL NOT CONSTITUTE VALID DELIVERY TO THE DEPOSITARY.

Book-Entry Delivery.  The Depositary will establish an account with respect to the securities for purposes of the Offer at the Book-Entry Transfer Facility within two business days after the date of this Offer to Purchase, and any financial institution that is a participant in the Book-Entry Transfer Facility’s system may make book-entry delivery of the securities by means of a book-entry transfer by causing the Book-Entry Transfer Facility to transfer securities into the Depositary’s account in accordance with the Book-Entry Transfer Facility’s procedures for transfer. An ADS securityholder accepting the Offer by following the procedures for book-entry transfer does not need to use the Letter of Transmittal unless such securityholder is following the procedures for book-entry transfer with DTC and does not have an accompanying Agent’s Message (as defined below). Although delivery of securities may be effected through a book-entry transfer into the Depositary’s account at the Book-Entry Transfer Facility, a properly completed and duly executed Letter of Transmittal or a manually signed facsimile of the Letter of Transmittal, including any required signature guarantees, or an Agent’s Message (as defined below), and any other required documents may, in any case, be transmitted to and received by the Depositary at its address set forth on the back cover of this Offer to Purchase before the Expiration Date, or the tendering securityholder must comply with the guaranteed delivery procedure described below. Delivery of the Letter of Transmittal and any other required documents to the Book-Entry Transfer Facility does not constitute delivery to the Depositary.

The term “Agent’s Message” means a message transmitted by the Book-Entry Transfer Facility to, and received by, the Depositary, which states that the Book-Entry Transfer Facility has received an express acknowledgment from the participant in the Book-Entry Transfer Facility tendering the securities that such participant has received and agrees to be bound by the terms of the Letter of Transmittal and that we may enforce such agreement against the participant.

Guaranteed Delivery.  If you wish to tender securities in the Offer and your certificates for securities are not immediately available or the procedures for book-entry transfer cannot be completed on a timely basis or time will not permit all required documents to reach the Depositary prior to the Expiration Date, your tender may be effected if all the following conditions are met:

•	your tender is made by or through an Eligible Institution;
•	a properly completed and duly executed Notice of Guaranteed Delivery in the form we have provided is received by the Depositary, as provided below, prior to the Expiration Date; and
•	the Depositary receives at the Toronto address listed on the back cover of this Offer to Purchase and within the period of three business days after the date of execution of that Notice of Guaranteed Delivery, either: (i) the certificates representing the securities being tendered, in the proper form for transfer, together with all other required documents and a Letter of Transmittal, which has been properly completed and duly executed and includes all required signature guarantees; or (ii) confirmation of book-entry transfer of the securities into the Depositary’s account at the Book-Entry Transfer Facility, together with all other required documents and either a Letter of Transmittal, which has been properly completed and duly executed and includes all required signature guarantees, or an Agent’s Message.

A Notice of Guaranteed Delivery must be delivered to the Depositary by hand, overnight courier, facsimile transmission or mail before the Expiration Date and must include a guarantee by an Eligible Institution in the form set forth in the Notice of Guaranteed Delivery.

Procedures for Stock Options.  We are not offering, as part of the Offer, to purchase any outstanding stock options, and tenders of stock options will not be accepted. Holders of vested stock options may exercise such vested options and tender the securities received upon exercise in accordance with the Offer. Options must be exercised sufficiently in advance of the Expiration Date in order to have time for the exercise to settle before the securities received upon exercise of the options may be tendered. An exercise of an option cannot be revoked even if securities received upon the exercise thereof and tendered in the Offer are not purchased in the Offer for any reason.

Return of Unpurchased Securities.  If any tendered securities are not purchased under the Offer or are properly withdrawn before the Expiration Date, or if less than all securities evidenced by a securityholder’s certificate(s) are tendered, we will return certificates for unpurchased securities promptly after the expiration or termination of the Offer or, in the case of securities tendered by book-entry transfer at the Book-Entry Transfer Facility, the securities will be credited to the appropriate account maintained by the tendering securityholder at the Book-Entry Transfer Facility, in each case without expense to the securityholder.

Determination of Validity; Rejection of Securities; Waiver of Defects; No Obligation to Give Notice of Defects.  All questions as to the number of securities to be accepted and the validity, form, eligibility (including time of receipt) and acceptance for payment of any tender of securities will be determined by us, in our sole discretion, and our determination will be final and binding on all parties. We reserve the absolute right to reject any or all tenders of any securities that we determine are not in proper form or the acceptance for payment of or payment for which may, in the opinion of our counsel, be unlawful. We also reserve the absolute right to waive any of the conditions of the Offer on or prior to the Expiration Date, or any defect or irregularity in any tender with respect to any particular securities or any particular securityholder (whether or not we waive similar defects or irregularities in the case of other securityholders), and our interpretation of the terms of the Offer will be final and binding on all parties. In the event a condition is waived with respect to any particular securityholder, the same condition will be waived with respect to all securityholders. No tender of securities will be deemed to have been properly made until all defects or irregularities have been cured by the tendering securityholder or waived by us. We will not be liable for failure to waive any condition of the Offer, or any defect or irregularity in any tender of securities. Neither we nor the Dealer Managers, the Depositary, the Information Agent or any other person will be obligated to give notice of any defects or irregularities in tenders, nor will any of the foregoing incur any liability for failure to give any such notification.

Tendering Securityholder’s Representation and Warranty; Our Acceptance Constitutes an Agreement.  It is a violation of Exchange Act Rule 14e-4 for a person, acting directly or indirectly, to tender securities for such person’s own account unless at the time of tender and at the Expiration Date such person has a “net long position” in (a) the securities that is equal to or greater than the amount tendered and will deliver or cause to be delivered such securities in accordance with the terms of the Offer, or (b) other securities immediately convertible into, exercisable for or exchangeable into securities (“Equivalent Securities”) that is equal to or greater than the amount tendered and, upon the acceptance of such tender, such person will acquire such securities by conversion, exchange or exercise of such Equivalent Securities to the extent required by the terms of the Offer and will deliver or cause to be delivered such securities so acquired for the purpose of tender in accordance with the terms of the Offer. Exchange Act Rule 14e-4 also provides a similar restriction applicable to a tender on behalf of another person.

A tender of securities in accordance with any of the procedures described above will constitute the tendering securityholder’s acceptance of the terms and conditions of the Offer, as well as the tendering securityholder’s representation and warranty to us that (a) the securityholder has a “net long position,” within the meaning of Rule 14e-4 promulgated under the Exchange Act, in the securities or Equivalent Securities at least equal to the securities being tendered, and (b) the tender of securities complies with Rule 14e-4. Our acceptance for payment of securities tendered pursuant to the Offer will constitute a binding agreement between the tendering securityholder and us on the terms and subject to the conditions of the Offer.

A tender of securities made pursuant to any method of delivery set forth herein will also constitute a representation and warranty to us that the tendering securityholder has full power and authority to tender, sell, assign and transfer the securities tendered, and that, when the same are accepted for purchase by us, we will acquire good, marketable and unencumbered title thereto, free and clear of all security interests, liens, restrictions, claims, encumbrances and other obligations relating to the sale or transfer of the securities, and the same will not be subject to any adverse claim or right. Any such tendering securityholder will, on request by the Depositary or us, execute and deliver any additional documents deemed by the Depositary or us to be necessary or desirable to complete the sale, assignment and transfer of the securities tendered, all in accordance with the terms of the Offer.

All authority conferred or agreed to be conferred by delivery of the Letter of Transmittal shall be binding on the successors, assigns, heirs, personal representatives, executors, administrators and other legal representatives of the tendering securityholder and shall not be affected by, and shall survive, the death or incapacity of such tendering securityholder.

Lost or Destroyed Certificates.  For instructions to obtain a replacement certificate, holders whose certificates for part or all of their Shares have been lost, destroyed or stolen may contact the Depositary, at the address 70 University Avenue, Suite 1440, Toronto, ON, M5J 2M4, by calling +1(877) 452-7814 (toll free) in North America or by calling +1(416) 304-0211 collect from outside of Canada. That certificate will then be required to be submitted together with the Letter of Transmittal in order to receive payment for securities that are tendered and accepted for payment. A bond may be required to be posted by the securityholder to secure against the risk that the certificates may be subsequently recirculated. The Letter of Transmittal and related documents cannot be processed until the procedures for replacing lost or destroyed certificates have been followed. Securityholders are requested to contact the Depositary immediately in order to permit timely processing of this documentation.

4. Withdrawal Rights.

Except as otherwise provided in this Section 4, tenders of securities pursuant to the Offer are irrevocable. Securities tendered pursuant to the Offer may be withdrawn at any time before the Expiration Date and, unless we have accepted tendered securities for payment under the Offer, may also be withdrawn beginning at 12:01 A.M., Eastern Daylight Savings Time, on Wednesday, October 21, 2015.

For a withdrawal to be effective, a notice of withdrawal must be in written form and must be received in a timely manner by the Depositary at the Toronto address set forth on the back cover of this Offer to Purchase. Any notice of withdrawal must specify the name of the tendering securityholder; the number of Shares and ADSs to be withdrawn; and the name of the registered holder of the Shares and ADSs. If certificates for securities to be withdrawn have been delivered or otherwise identified to the Depositary, then, before the release of the certificates, the tendering securityholder must also submit the serial numbers shown on the particular certificates for securities to be withdrawn and the signature(s) on the notice of withdrawal must be guaranteed by an Eligible Institution (except in the case of securities tendered for the account of an Eligible Institution). If securities have been tendered pursuant to the procedure for book-entry transfer described in Section 3, the notice of withdrawal also must specify the name and the number of the account at the Book-Entry Transfer Facility to be credited with the withdrawn Shares and ADSs and must otherwise comply with the Book-Entry Transfer Facility’s procedures. If a securityholder has used more than one Letter of Transmittal or has otherwise tendered securities in more than one group of securities, the securityholder may withdraw Shares and ADSs using either separate notices of withdrawal or a combined notice of withdrawal, so long as the information specified above is included.

We will determine all questions as to the form and validity, including the time of receipt, of any notice of withdrawal, in our sole discretion, which determination will be final and binding on all parties. Neither we nor the Dealer Managers, the Depositary, the Information Agent or any other person will be obligated to give notice of any defects or irregularities in any notice of withdrawal, nor will any of the foregoing incur liability for failure to give any such notification. Withdrawals may not be rescinded, and any securities properly withdrawn will be deemed not properly tendered for purposes of the Offer. However, withdrawn securities may be re-tendered before the Expiration Date by again following one of the procedures described in Section 3.

If we extend the Offer, or we are delayed in our purchase of securities or are unable to purchase securities pursuant to the Offer for any reason, then, without prejudice to our rights under the Offer, the Depositary may, subject to applicable law, retain tendered securities on our behalf, and the securities may not be withdrawn except to the extent tendering securityholders are entitled to withdrawal rights as described in this Section 4. Our reservation of the right to delay payment for securities that we have accepted for payment is limited by Exchange Act Rule 13e-4(f)(5), which requires that we must pay the consideration offered or return the Shares tendered promptly after termination or withdrawal of the Offer.

5. Purchase of Securities and Payment of Purchase Price.

On the terms and subject to the conditions of the Offer, promptly following the Expiration Date, we (a) will determine the per Share purchase price and the per ADS purchase price we will pay for securities properly tendered and not properly withdrawn, taking into account the number of securities so tendered and the prices specified by tendering securityholders, and (b) will accept for payment and pay for, and thereby purchase, up to 48,000,000 Shares (including Shares represented by ADSs) properly tendered at prices at or below the per Share purchase price or per ADS purchase price, as applicable, and not properly withdrawn.

For purposes of the Offer, we will be deemed to have accepted for payment (and therefore purchased), subject to the proration and conditional tender provisions of the Offer, securities that are properly tendered and not properly withdrawn only when, as and if we give oral or written notice to the Depositary of our acceptance of the securities for payment pursuant to the Offer.

On the terms and subject to the conditions of the Offer, promptly after the Expiration Date, we will (a) for all of the Shares accepted for payment pursuant to the Offer, accept for payment and pay a single per Share purchase price not greater than US$21/60 nor less than US$18/60, and (b) for all of the ADSs accepted for payment pursuant to the Offer, accept for payment and pay a single per ADS purchase price not greater than US$2.10 nor less than US$1.80. In all cases, payment for securities tendered and accepted for payment pursuant to the Offer will be made promptly, but only after timely receipt by the Depositary of:

•	certificates for securities or a timely confirmation of a book-entry transfer of securities into the Depositary’s account at the Book-Entry Transfer Facility;
•	a properly completed and duly executed Letter of Transmittal (or a manually signed facsimile of the Letter of Transmittal) or an Agent’s Message in the case of book-entry transfer; and
•	any other documents required by the Letter of Transmittal.

We will pay for securities purchased pursuant to the Offer by depositing the aggregate purchase price for the securities with the Depositary, which will act as agent for tendering securityholders for the purpose of receiving payment from us and transmitting payment to the tendering securityholders. We will be deemed to have purchased securities under the Offer following the last to occur of (a) acceptance for payment, (b) final determination of the price and the proration factor, and (c) deposit of the aggregate purchase price for the securities. In the event of proration, the Depositary will determine (subject to the Company’s approval) the proration factor and pay for those tendered securities accepted for payment promptly after the Expiration Date. Certificates for all securities tendered and not purchased, including securities not purchased due to proration or conditional tenders, will be returned, or, in the case of securities tendered by book-entry transfer, will be credited to the account maintained with the Book-Entry Transfer Facility by the participant who delivered the Shares, to the tendering securityholder promptly after the expiration or termination of the Offer at our expense.

Under no circumstances will interest be paid on the purchase price for the securities, regardless of any delay in making payment. In addition, if certain events occur, we may not be obligated to purchase securities pursuant to the Offer. See Section 7.

We will pay all stock transfer taxes, if any, payable on the transfer to us of securities purchased pursuant to the Offer. If, however, payment of the purchase price is to be made to, or (in the circumstances permitted by the Offer) if unpurchased securities are to be registered in the name of, any person other than the registered holder, or if tendered certificates are registered in the name of any person other than the person signing the Letter of Transmittal, the amount of all stock transfer taxes, if any (whether imposed on the registered holder or the other person), payable on account of the transfer to the person will be deducted from the purchase price unless satisfactory evidence of the payment of the stock transfer taxes, or exemption from payment of the stock transfer taxes, is submitted. In addition, securityholders who tender ADSs will be required to pay for a cancellation fee of US$0.05 per ADS accepted for purchase in the Offer to the ADS Depositary for ADSs tendered and accepted for payment.

Any tendering securityholder or other payee that fails to complete fully, sign and return to the Depositary the Form W-9 included in the Letter of Transmittal (or such other IRS form as may be applicable) may be subject to required United States backup withholding at a rate equal to 28% of the gross proceeds paid to the securityholder or other payee pursuant to the Offer. See Section 13.

6. Conditional Tender of Securities.

In the event that the Offer is oversubscribed, securities properly tendered prior to the Expiration Date will be subject to proration. See Section 1. As discussed in Section 13, the number of securities to be purchased from a particular securityholder may affect the tax treatment of the purchase to the securityholder and the securityholder’s decision whether to tender. Accordingly, a securityholder may tender securities subject to the condition that a specified minimum number of the securityholder’s securities tendered pursuant to a Letter of Transmittal must be purchased if any securities tendered are purchased. Any securityholder desiring to make a conditional tender must so indicate in the box entitled “Conditional Tender” in the Letter of Transmittal, and, if applicable, in the Notice of Guaranteed Delivery. We urge each securityholder to consult with his or her own financial or tax advisor with respect to the advisability of making a conditional tender.

Any tendering securityholder wishing to make a conditional tender must appropriately indicate the minimum number of securities that must be purchased from that securityholder if any are to be purchased. After the Offer expires, if, based on the per Share purchase price and per ADS purchase price determined in the Offer, more than 48,000,000 Shares (including Shares represented by ADSs) are properly tendered and not properly withdrawn, so that we must prorate our acceptance of and payment for tendered securities, we will calculate a preliminary proration percentage based upon all securities properly tendered, conditionally or unconditionally. If the effect of this preliminary proration would be to reduce the number of securities to be purchased from any securityholder below the minimum number specified, the conditional tender will automatically be regarded as withdrawn (except as provided in the next paragraph). All securities tendered by a securityholder subject to a conditional tender pursuant to the Letter of Transmittal and regarded as withdrawn as a result of proration will be returned at our expense promptly after the Expiration Date.

After giving effect to these withdrawals, we will accept the remaining securities properly tendered, conditionally or unconditionally, on a pro rata basis, if necessary. If conditional tenders would otherwise be regarded as withdrawn and would cause the total number of securities to be purchased to fall below

48,000,000 Shares (including Shares represented by ADSs) then, to the extent feasible, we will select enough of the conditional tenders that would otherwise have been deemed withdrawn to permit us to purchase 48,000,000 Shares (including Shares represented by ADSs). In selecting among the conditional tenders, we will select by random lot, treating all tenders by a particular taxpayer as a single lot, and will limit our purchase in each case to the designated minimum number of securities to be purchased. To be eligible for purchase by random lot, securityholders whose securities are conditionally tendered must have tendered all their securities.

7. Conditions of the Offer.

The Offer is not conditioned on any minimum number of securities being tendered. Notwithstanding any other provision of the Offer, we will not be required to accept for payment, purchase or pay for any securities tendered, and may terminate or amend the Offer or may postpone the acceptance for payment of or the payment for the securities tendered, subject to Exchange Act Rule 13e-4(f)(5), which requires that we must pay the consideration offered or return the securities tendered promptly after termination or withdrawal of the Offer, if any time on or after the date of this Offer to Purchase and prior to the Expiration Date any of the following events have occurred (or are determined by us to have occurred) that, in our reasonable judgment and regardless of the circumstances giving rise to the event or events (excluding any action or inaction by us), makes it inadvisable to proceed with the Offer or with acceptance for payment or payment for the securities in the Offer:

•	there has been threatened, instituted or pending any action, suit or proceeding by any government or governmental, regulatory or administrative agency, authority or tribunal or by any other person, domestic, foreign or supranational, before any court, authority, agency or other tribunal or any statute, rule, regulation, judgment, order, injunction or other action threatened, proposed, enacted or deemed to be applicable to the Offer or us or any of our subsidiaries, in each case, that directly or indirectly:
º	challenges or seeks to make illegal, or to delay or otherwise directly or indirectly to restrain, prohibit or otherwise affect the consummation of the Offer, the acquisition of some or all of the Shares pursuant to the Offer or otherwise relates in any manner to the Offer; or
º	in our reasonable judgment, could materially and adversely affect our and our subsidiaries’ business, condition (financial or otherwise), income, operations or prospects, taken as a whole, or otherwise materially impair our ability to purchase some or all of the securities pursuant to the Offer;
•	there has occurred any of the following:
º	any general suspension of trading in, or limitation on prices for, securities on any United States national securities exchange or in the over-the-counter market;
º	the declaration of a banking moratorium or any suspension of payments in respect of banks in the United States, whether or not mandatory;
º	a decrease of more than 10% in the market price of the ADSs or in the general level of market prices for equity securities in the United States of the New York Stock Exchange Index, the Dow Jones Industrial Average, The NASDAQ Global Select Market Composite Index or Standard & Poor’s Composite Index of 500 Industrial Companies, in each case measured from the close of trading on August 21, 2015, the last trading day prior to commencement of the Offer;
º	the commencement or material escalation of a war, armed hostilities or other similar national or international calamity, including, but not limited to, an act of terrorism, directly or indirectly involving the United States, on or after the date of this Offer to Purchase;
•	any limitation, whether or not mandatory, by any governmental, regulatory or administrative agency or authority on, or any event that, in our reasonable judgment, could materially affect, the extension of credit by banks or other lending institutions in the United States;

•	any change in the general political, market, economic or financial conditions, domestically or internationally, that is reasonably likely to materially and adversely affect our business or the trading in the ADSs;
•	in the case of any of the foregoing existing at the time of the commencement of the Offer, a material acceleration or worsening thereof;
•	a tender or exchange offer for any or all of the securities, or any merger, acquisition, business combination or other similar transaction with or involving us or any subsidiary (other than the Offer), has been proposed, announced or made by any person or has been publicly disclosed;
•	we learn that:
º	any entity, “group” (as that term is used in Section 13(d)(3) of the Exchange Act) or person has acquired or proposes to acquire beneficial ownership of more than 5% of the outstanding Shares (including Shares represented by ADSs), whether through the acquisition of stock, the formation of a group, the grant of any option or right, or otherwise (other than as and to the extent disclosed in a Schedule 13D or Schedule 13G filed with the SEC on or before August 18, 2015);
º	any entity, group or person who has filed a Schedule 13D or Schedule 13G with the SEC on or before August 18, 2015, has acquired or proposes to acquire, whether through the acquisition of stock, the formation of a group, the grant of any option or right, or otherwise (other than by virtue of the Offer made hereby), beneficial ownership of an additional 2% or more of the outstanding Shares as of August 18, 2015 (including Shares represented by ADSs);
•	any person, entity or group has filed a Notification and Report Form under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, reflecting an intent to acquire us or any of the securities, or has made a public announcement reflecting an intent to acquire us or any of our subsidiaries or any of our or their respective assets or securities;
•	any change or changes have occurred or are threatened in our or our subsidiaries’ or affiliates’ business, condition (financial or otherwise), properties, assets, income, operations or prospects that, in our reasonable judgment, has or could have a material adverse effect on us or any of our subsidiaries or affiliates or the benefits of the Offer to us;
•	any approval, permit, authorization, favorable review or consent of any governmental entity required to be obtained in connection with the Offer shall not have been obtained on terms satisfactory to us in our reasonable discretion; or
•	we determine that the consummation of the Offer and the purchase of the securities may (a) cause the Shares to be held of record by fewer than 300 persons or (b) cause the ADSs to be delisted from The NASDAQ Global Select Market or to be eligible for deregistration under the Exchange Act.

The conditions referred to above are for our sole benefit and may be asserted by us regardless of the circumstances giving rise to any such condition (excluding any action or inaction by us), and may be waived by us, in whole or in part, at any time and from time to time in our reasonable discretion. Our failure at any time to exercise any of the foregoing rights will not be deemed a waiver of any right, and each such right will be deemed an ongoing right that may be asserted at any time and from time to time. In certain circumstances, if we waive any of the conditions described above, we may be required to extend the Expiration Date. Any determination by us concerning the events described above will be final and binding on all parties. See Section 14.

8. Price Range of ADSs.

The ADSs, each representing six Shares, are listed and quoted on the NASDAQ Global Select Market under the trading symbol “ACTS.” The following table sets forth, for the fiscal quarters indicated, the high and low sales prices of the ADSs on The NASDAQ Global Select Market.

	HIGH	LOW
Fiscal year ended December 31, 2013
First Quarter	US $2.61	US $1.64
Second Quarter	US $3.37	US $2.64
Third Quarter	US $2.95	US $2.34
Fourth Quarter	US $3.00	US $2.40
Fiscal year ended December 31, 2014
First Quarter	US $2.95	US $2.31
Second Quarter	US $2.47	US $1.63
Third Quarter	US $2.50	US $1.94
Fourth Quarter	US $2.30	US $1.60
Fiscal year ended December 31, 2015
First Quarter	US $1.99	US $1.45
Second Quarter	US $1.97	US $1.46
Third Quarter (through August 21, 2015)	US $1.62	US $1.19

On August 21, 2015, the last full trading day before the announcement and commencement of the Offer, the last reported sale price of the ADSs (each representing six Shares) on The NASDAQ Global Select Market was US$1.30 per ADS. Securityholders are urged to obtain current market quotations for the ADSs before deciding whether to tender their securities.

9. Source and Amount of Funds.

Our intent is to purchase up to 48,000,000 Shares (including Shares represented by ADSs). At the maximum purchase price of US$21/60 per Share (or US$2.10 per ADS) and if the Offer is fully subscribed, the maximum aggregate purchase price we would pay will be US$16,800,000. However, we expressly reserve the right, in our sole discretion, to purchase additional securities pursuant to the Offer, subject to applicable law. We expect to fund the purchase of securities in the Offer with our currently available cash and cash equivalents. As of August 24, 2015, we have no plan to use alternative financing arrangements or alternative financing plans in the event that our available cash and cash equivalents are insufficient to fund the purchase of securities in the Offer.

10. Certain Information Concerning Us.

Our Business.  We are a fabless semiconductor company that designs, develops and markets integrated platform solutions, including system-on-a-chip, firmware, software development tools and reference designs, for manufacturers of portable media players and smart handheld devices, such as Bluetooth audio and music devices, tablets and over-the-top boxes. We provide integrated platform solutions to tablet, portable media player and over-the-top box manufacturers, brand owners and value-added distributors that enable them to accelerate the time-to-market for their products. Our integrated platform solutions enable our customers to rapidly bring their final products to market with a minimum level of technology investment. For more information regarding the history and development of our business, please see the information provided under the “Item 4.B Information on the Company — History and Development of the Company” in our Annual Report on Form 20-F filed with the SEC on April 24, 2015, which is incorporated herein by reference.

We sell our products in China and world-wide through distribution arrangements and through our direct sales force to value-added distributors, contract manufacturers and brand owners. In 2014, our top five customers included GMI Technology, LianLiWei Tech, Tongchuanghui Tech, Xinlian Tech, LingXin Tech, which collectively accounted for approximately 44% of our revenues. For more information regarding recent developments regarding our business, please see the information provided in our Report on Form 6-K filed with the SEC on May 13, 2015, which is incorporated herein by reference.

Over the past few years, our business has expanded from the portal media player (PMPs) market to the rapidly growing tablet market. Today, the tablet business accounts for a significant portion of our total revenues. To maintain or increase our market share, in addition to utilizing our internal research and development resources, we are undertaking a number of initiatives, including:

•	streamlining our corporate structure both in terms of reporting lines and re-designated several sales and research entities under our principal operating entity, Actions (Zhuhai) Technology Co., Limited (“Actions Technology”);
•	evaluating strategic alliances to expand our sales channels; and
•	licensing our technologies to more developers in order to foster the continuing adoption of our integrated system-on-a-chip (SoC) solution platform.

While we are not entertaining a horizontal merger with a direct competitor at this time, our management has been tasked to seek potential strategic alliance partners along the supply chain that will help us expand our sales channels, enhance our technology base and create a larger ecosystem around our platform. We also formally established a special committee, comprising solely of independent directors, to monitor and evaluate such options and proposals. Our new group structure that better reflects the purposes and functions of each subsidiary can also facilitate the formation of strategic alliances in the future.

We may explore other options to accomplish our strategic goals and maximize shareholder value, possibly increasing the valuation of our ADSs listed in the United States. For example, we are evaluating the advisability of an additional listing of the Shares on an Asian stock exchange or the listing of the shares of one of our subsidiaries, such as Actions Technology, on an Asian stock exchange. In addition, as part of this effort, our compensation committee has approved the establishment of an option plan based on which we will award the shares of Actions Technology to our employees, and we may award those employees up to 15% of the equity of Actions Technology over the next five years.

Availability of Reports and Other Information.  We are subject to the informational filing requirements of the Exchange Act, which obligates us to file reports, statements and other information with the SEC relating to our business, financial condition and other matters. Information, as of particular dates, concerning our directors and officers, their remuneration, options and other equity awards granted to them, the principal holders of our securities and any material interest of these persons in transactions with us is required to be disclosed in our Annual Report on Form 20-F filed with the SEC on April 24, 2015. As required by Exchange Act Rule 13e-4(c)(2), we have also filed with the SEC the Issuer Tender Offer Statement on Schedule TO, which includes additional information relating to the Offer.

These reports, statements and other information can be inspected and copied at the public reference facilities maintained by the SEC at 100 F Street, N.E., Washington, D.C. 20549. Copies of this material may also be obtained by mail, upon payment of the SEC’s customary charges, from the Public Reference Section of the SEC at 100 F Street, N.E., Washington, D.C. 20549. The SEC also maintains a website on the Internet at www.sec.gov that contains reports, proxy and information statements and other information regarding registrants that file electronically with the SEC, including the Issuer Tender Offer Statement on Schedule TO that we filed with the SEC and documents incorporated by reference herein and therein. You may obtain information about the Public Reference Room by calling the SEC for more information at 1-800-SEC-0330.

Incorporation by Reference.  The rules of the SEC allow us to “incorporate by reference” information into this document, which means that we can disclose important information to you by referring you to another document filed or submitted separately with or to the SEC. We expressly incorporate by reference each of the following documents:

SEC Filings (File No. 000-51604)	Date Filed
Annual Report on Form 20-F for year ended December 31, 2014	April 24, 2015
Reports on Form 6-K	May 8, 2015, May 13, 2015, August 14, 2015 and August 24, 2015

You can obtain any of the documents incorporated by reference in this document from us or from the SEC’s website at the address described above. Documents incorporated by reference, including any exhibits to those documents, are available from us without charge at our principal executive office located at No. 1, Ke Ji Si Road, Technology Innovation Coast of Hi-Tech Zone, Zhuhai, Guangdong, 519085, the People’s Republic of China. Please be sure to include your complete name and address in your request. If you request any incorporated documents, we will promptly mail them to you by first class mail, or another equally prompt means. You may also find additional information by visiting our website at www.actions-semi.com. Information on our website does not form part of the Offer and is not incorporated by reference in this Offer to Purchase.

11. Interests of Directors and Executive Officers; Transactions and Arrangements Concerning the Securities.

Beneficial Ownership.  As of August 18, 2015, we had 349,731,305 Shares (including 136,201,272 Shares represented by 22,700,212 ADSs) issued and outstanding, 98,401,063 treasury Shares and 11,311,272 treasury ADSs (meaning ADSs which have been repurchased and not yet cancelled). We are offering to purchase up to 48,000,000 Shares (including Shares represented by ADSs). If the Offer is fully subscribed, we will purchase 48,000,000 Shares (including Shares represented by ADSs), which would represent approximately 13.7% of our issued and outstanding Shares (including Shares represented by ADSs) as of August 18, 2015.

The following table sets forth information regarding beneficial ownership of our Shares (including Shares represented by ADSs) as of August 18, 2015 (except as otherwise noted) by:

•	each person or entity known by us to beneficially own more than 5% of our Shares (including Shares represented by ADSs);
•	each of our directors;
•	each of our named executive officers; and
•	all directors and all executive officers as a group.

The information provided in the table is based on information filed with the SEC and information provided to us on or about August 18, 2015. The number of Shares (including Shares represented by ADSs) beneficially owned by each person, entity, director or executive officer is determined under SEC rules and the information is not necessarily indicative of beneficial ownership for any other purpose. Under SEC rules, a person or entity beneficially owns any Shares (including Shares represented by ADSs) as to which the person or entity has or shares voting or investment power. In addition, a person or entity beneficially owns any shares that the person or entity has the right to acquire within 60 days of August 18, 2015. Unless otherwise indicated, each person or entity has sole voting and investment power (or shares such powers with his or her spouse) with respect to the Shares set forth in the following table.

Unless otherwise noted, the address of each person listed is: Actions Semiconductor Co., Ltd, No. 1, Ke Ji Si Road, Technology Innovation Coast of Hi-Tech Zone, Zhuhai, Guangdong, 519085, the People’s Republic of China, P.R. China. The percentage of Shares (including Shares represented by ADSs) beneficially owned and votes held by each listed person is based upon 349,731,305 Shares (including 136,201,272 Shares represented by 22,700,212 ADSs) outstanding as of August 18, 2015.

Name and Address of Beneficial Owner(1)	Shares Beneficially Owned(1)		Percent of Total Outstanding(2)
Directors and Executive Officers
Lee, Hsiang-Wei (David)		*	*
Yeh, Nan-Horng		*	*
Lin, Yu-Hsin (Casper)		*	*
Chen, Chin-Hsin (Fred)		*	*
Huang, Jun-Tse (Walter)		*	*
Zhou, ZhenYu		*	*
Liu, I-Hung (Nigel)		*	*
All directors and executive officers as a group(3)		*	*
Principal Shareholders
Accretive Capital Partners, LLC(4)	26,043,042		7.45%

*	Represents less than 1% of our Shares (including Shares represented by ADSs).
(1)	Beneficial ownership is determined in accordance with the rules of the SEC and generally. It includes voting power or investment power with respect to securities. The number of Shares (including Shares represented by ADSs) beneficially owned includes options currently exercisable into Shares (or ADSs) and RSUs that will vest within 60 days after August 18, 2015 for the purpose of computing the number of Shares (including Shares represented by ADSs) beneficially owned by such securityholder. They are not, however, deemed to be outstanding and beneficially owned for the purpose of computing the percentage ownership of any other securityholder.
(2)	The percentage of beneficial ownership was calculated based on 349,731,305 Shares (including Shares represented by ADSs) outstanding as of August 18, 2015. Beneficial ownership is determined in accordance with the rules of the SEC and generally includes voting power or investment power with respect to securities. Shares (or ADSs) subject to options which are exercisable within 60 days of August 18, 2015 are deemed to be outstanding and to be beneficially owned by the person holding such options for the purpose of computing the percentage ownership of such person, but are not deemed to be outstanding and to be beneficially owned for the purpose of computing the percentage ownership of any other person.
(3)	There are no ADSs issuable upon exercise of options and RSUs held by our directors and executive officers that are exercisable or will become exercisable within 60 days of August 18, 2015.
(4)	According to the Form 13D/A filing by Accretive Capital Partners, LLC, as of May 14, 2015, Accretive Capital Partners, LLC and its managing member beneficially own 4,340,507 American Depositary Shares, representing 26,043,042 Shares.

Our directors and executive officers are entitled to participate in the Offer on the same basis as all other securityholders.

However, all of our directors and executive officers have advised us that they do not intend to tender their securities in the Offer (including securities they are deemed to beneficially own

Securities Transactions.  Based on our records and on information provided to us by our directors, executive officers, affiliates and subsidiaries, neither we nor any of our directors, our executive officers, or our affiliates or our subsidiaries other than as disclosed in this Offer to Purchase, has effected any transactions involving the Shares (including Shares represented by ADSs) during the 60 days prior to August 21, 2015, except for repurchases by the Company, in connection with the Share Repurchase Program discussed below, under which the Company repurchased an aggregate of 244,386 outstanding ADSs for a price per ADS ranging from US$1.3508 to US$1.7602 during the 60 days prior to August 21, 2015.

Share Repurchase Program.  Through May 6, 2014, our Board of Directors approved a share repurchase program of up to 50 million of our outstanding ADSs, which is effective before December 31, 2016. As of June 30, 2015, we have repurchased approximately 34.86 million of our ADSs. All the repurchased shares have been classified as our treasury shares and all the repurchased ADSs, to the extent that they have not been cancelled following the repurchase of the Shares represented by such ADSs, have been classified as our treasury ADSs, until such time as the Shares represented by such ADSs are repurchased. This program was suspended in connection with the announcement of the Offer on August 24, 2015.

The individual repurchase made by the Company pursuant to the share repurchase program during the 60 days prior to August 21, 2015 are as follows:

Date of Repurchase	Price (US$)	ADSs Repurchased	Total Purchase Price (US$)
June 23, 2015	1.6592	5,400	8,959.68
June 24, 2015	1.6584	6,100	10,116.24
June 25, 2015	1.6571	5,100	8,451.21
June 26, 2015	1.7602	5,100	8,977.02
June 29, 2015	1.6898	5,100	8,617.98
June 30, 2015	1.6549	5,100	8,439.99
July 1, 2015	1.6291	3,300	5,376.03
July 2, 2015	1.5784	13,100	20,677.04
July 6, 2015	1.5629	10,350	16,176.02
July 7, 2015	1.5303	13,400	20,506.02
July 9, 2015	1.5176	13,886	21,073.39
July 10, 2015	1.4869	13,384	19,900.67
July 13, 2015	1.4629	15,200	22,236.08
July 14, 2015	1.4911	12,800	19,086.08
July 15, 2015	1.5108	15,050	22,737.54
July 16, 2015	1.5300	13,900	21,267.00
July 17, 2015	1.5683	16,900	26,504.27
July 20, 2015	1.5577	7,761	12,089.31
July 21, 2015	1.5571	5,500	8,564.05
July 22, 2015	1.5559	4,856	7,555.45
July 23, 2015	1.5500	7,500	11,625.00
July 24, 2015	1.5578	5,000	7,789.00
July 27, 2015	1.5111	6,400	9,671.04
July 28, 2015	1.5027	5,100	7,663.77
July 29, 2015	1.4896	8,400	12,512.64
July 30, 2015	1.4420	5,600	8,075.20
July 31, 2015	1.3508	5,099	6,887.73
August 3, 2015	1.4030	4,400	6,173.20
August 4, 2015	1.4377	5,600	8,051.12

Equity Incentive Plan.  The 2007 Equity Performance and Incentive Plan (the “2007 Plan”) was initially adopted by the Board of Directors in May 2007 and was further amended in November 2010 and April 2013. The 2007 Plan provides for the grant of the following types of incentive awards: (i) incentive stock options to purchase our ADSs, (ii) non-statutory stock options to purchase our ADSs, (iii) restricted shares, which are non-transferable ADSs, that may be subject to forfeiture and (iv) restricted stock units, which represent the right to receive our ADSs at a specified date in the future, which may be subject to forfeiture (collectively, “Awards”). Those who are eligible for Awards under the 2007 Plan include officers, employees, non-employee directors and consultants for us and our subsidiaries.

The maximum aggregate number of ADSs that may be awarded and sold under the 2007 Plan is 11,400,000 ADSs. As of August 18, 2015, 7,862,994 options and restricted share units were outstanding under the 2007 Plan.

The foregoing descriptions of agreements and arrangements involving the securities are qualified in their entirety by reference to the text of the respective agreements and arrangements, copies of which have been filed with the SEC.

Except as otherwise described herein, neither we nor, to the best of our knowledge, any of our affiliates, directors or executive officers, is a party to any contract, agreement, arrangement, understanding or relationship with any other person with respect to any of our securities.

12. Certain Legal Matters; Regulatory Approvals.

We are not aware of any license or regulatory permit that is reasonably likely to be material to our business that might be adversely affected by our acquisition of securities as contemplated in the Offer or of any approval or other action by any government or governmental, administrative or regulatory authority or agency, domestic, foreign or supranational, that would be required for our acquisition or ownership of Shares as contemplated by the Offer. Should any approval or other action be required, we presently contemplate that we will seek that approval or other action, but we have no current intention to delay the purchase of securities tendered pursuant to the Offer pending the outcome of any such matter, subject to our right to decline to purchase securities if any of the conditions in Section 7 have occurred or are deemed by us to have occurred or have not been waived. We cannot predict whether we would be required to delay the acceptance for payment of or payment for securities tendered pursuant to the Offer pending the outcome of any such matter. We cannot assure you that any approval or other action, if needed, would be obtained or would be obtained without substantial cost or conditions or that the failure to obtain the approval or other action might not result in adverse consequences to our business and financial condition. If certain types of adverse actions are taken with respect to the matters discussed above, or certain approvals, consents, licenses or permits identified above are not obtained, we can decline to accept for payment or pay for any securities tendered. See Section 7.

13. Certain Tax Consequences.

The following summary of certain material United States federal income tax consequences of the Offer for certain Holders is based upon laws and relevant interpretations thereof as of the date of this Offer, all of which are subject to change. This summary does not deal with all possible tax consequences relating to an exchange of securities for payment pursuant to this Offer, such as the tax consequences under state, local and other tax laws.

Certain U.S. Federal Income Tax Consequences.

The following discussion describes certain material U.S. federal income tax consequences of the Offer to securityholders whose securities are properly tendered and accepted for payment pursuant to the Offer. Those securityholders who do not participate in the Offer will not incur any U.S. federal income tax liability as a result of the Offer.

This discussion is based upon the provisions of the Internal Revenue Code of 1986, as amended (the “Code”), existing final and temporary regulations promulgated thereunder (the “Treasury Regulations”), and current administrative rulings and court decisions, all of which are subject to change, possibly with retroactive effect. Changes in these authorities may cause the U.S. federal income tax consequences to vary substantially from those described below.

This discussion applies only to beneficial owners of our Shares (including Shares represented by ADSs) that own the Shares (including Shares represented by ADSs) as “capital assets” within the meaning of Section 1221 of the Code (generally, property held for investment) and does not comment on all aspects of U.S. federal income taxation that may be important to certain securityholders in light of their particular circumstances, such as securityholders subject to special tax rules (e.g., banks and other financial institutions, brokers, dealers or traders in securities or commodities, insurance companies, regulated investment companies, real estate investment trusts, “S” corporations, U.S. expatriates, tax-exempt organizations, tax-qualified retirement plans, domestic corporations that own 10% or more of our voting stock, persons who are subject to alternative minimum tax, persons who hold Shares as a position in a “straddle” or as part of a “hedging,” “conversion” or “integrated” transaction, persons that have a functional currency other than the U.S. dollar, controlled foreign corporations, passive foreign investment companies or persons who acquired Shares through the exercise of employee stock options or otherwise as compensation for services). If a partnership (including any entity treated as a partnership for U.S. federal income tax purposes) is a securityholder, the tax treatment of a partner in the partnership generally will depend upon the status of the partner and the activities of the partnership. Partnerships or partners in a partnership holding our Shares should consult their own tax advisors regarding the tax consequences of participating in the Offer.

THIS SUMMARY IS FOR GENERAL INFORMATION ONLY AND IS NOT INTENDED TO CONSTITUTE A COMPLETE DESCRIPTION OF ALL TAX CONSEQUENCES RELATING TO THE OFFER. SECURITYHOLDERS ARE URGED TO CONSULT THEIR OWN TAX ADVISORS REGARDING THE TAX CONSEQUENCES TO THEM (INCLUDING THE APPLICATION AND EFFECT OF ANY STATE, LOCAL AND NON-U.S. INCOME AND OTHER TAX LAWS) OF THE OFFER.

Consequences of the Offer to U.S. Holders.

The following is a summary of the U.S. federal income tax consequences that will apply to a U.S. Holder of Shares exchanged pursuant to the Offer. For purposes of this summary, a “U.S. Holder” is a beneficial owner of Shares that is, for U.S. federal income tax purposes: (i) a U.S. citizen or U.S. resident alien, (ii) a corporation, or other entity taxable as a corporation for U.S. federal income tax purposes, that was created or organized under the laws of the United States, any State thereof or the District of Columbia, (iii) an estate whose income is subject to U.S. federal income taxation regardless of its source, or (iv) a trust that either is subject to the supervision of a court within the United States and has one or more U.S. persons with authority to control all of its substantial decisions or has a valid election in effect under applicable Treasury Regulations to be treated as a U.S. person.

Characterization of the Purchase — Distribution vs. Sale Treatment.  Our purchase of Shares from a U.S. Holder pursuant to the Offer generally will be a taxable transaction for U.S. federal income tax purposes. As a consequence of any such purchase, a U.S. Holder will, depending on the U.S. Holder’s particular circumstances, be treated either as having sold its Shares or as having received a distribution in respect of such Shares. Our purchase of Shares pursuant to the Offer will be treated as a sale if a U.S. Holder meets at least one of the three tests discussed below (the “Section 302 tests”). The purchase will be treated as a distribution if the U.S. Holder does not satisfy any of the Section 302 tests.

Section 302 Tests — Determination of Sale or Distribution Treatment.  Our purchase of Shares pursuant to the Offer will be treated as a sale of the Shares by a U.S. Holder if any of the following Section 302 tests is satisfied:

•	as a result of the purchase, there is a “complete redemption” of the U.S. Holder’s equity interest in us;
•	as a result of the purchase, there is a “substantially disproportionate” reduction in the U.S. Holder’s equity interest in us; or
•	the receipt of cash by the U.S. Holder is “not essentially equivalent to a dividend.”

As indicated above, if none of these tests is met with respect to a particular U.S. Holder, then our purchase of Shares pursuant to the Offer will be treated as a distribution. In applying the Section 302 tests, the constructive ownership rules of Section 318 of the Code generally apply. As a result, a U.S. Holder is treated as owning not only stock of the Company actually owned by such holder but also stock of the Company actually (and in some cases constructively) owned by certain related entities and individuals. Under the constructive ownership rules, a U.S. Holder will be considered to own stock of the Company owned, directly or indirectly, by certain members of the holder’s family and certain entities (such as corporations, partnerships, trusts and estates) in which the U.S. Holder has an equity interest, as well as certain stock of the Company which the U.S. Holder has an option to acquire or can acquire by exchange of a convertible security.

One of the following tests must be satisfied for the sale of Shares pursuant to the Offer to be treated as a sale or exchange rather than as a distribution. U.S. Holders should consult their own tax advisors concerning the application of the following tests to their particular circumstances.

•	Complete Redemption. The purchase of Shares pursuant to the Offer will result in a “complete redemption” of a U.S. Holder’s equity interest in the Company, if, immediately after such purchase, such U.S. Holder owns, actually and constructively, no stock of the Company. In applying the “complete redemption” test, U.S. Holders may be able to waive the application of constructive ownership through the family attribution rules, provided that such U.S. Holders comply with the provisions of Section 302(c)(2) of the Code and applicable U.S. Treasury Regulations. U.S. Holders wishing to satisfy the “complete redemption” test through satisfaction of the special conditions set forth in Section 302(c)(2) of the Code should consult their tax advisors concerning the mechanics and desirability of those conditions. A U.S. Holder who holds options to acquire stock of the Company will be treated as the constructive owner of such stock and therefore will not be eligible for “complete redemption” treatment, even if all of such U.S. Holder’s actual Shares are sold in the transaction.
•	Substantially Disproportionate. In general, the purchase of a U.S. Holder’s Shares pursuant to the Offer will be “substantially disproportionate” as to a U.S. Holder if, immediately after the purchase, the percentage of the outstanding voting stock of the Company that the U.S. Holder actually and constructively owns is less than 80% of the percentage of the outstanding voting stock of the Company actually and constructively owned by such U.S. Holder immediately before the purchase and, immediately following the exchange, such U.S. Holder actually and constructively owns less than 50% of the total combined voting power of the Company.
•	Not Essentially Equivalent to a Dividend. Our purchase of a U.S. Holder’s Shares pursuant to the Offer will be treated as “not essentially equivalent to a dividend” if it results in a “meaningful reduction” in the U.S. Holder’s proportionate interest in us, given the U.S. Holder’s particular facts and circumstances. The IRS has indicated in a published ruling that even a small reduction in the percentage interest of a securityholder whose relative stock interest in a publicly held corporation is minimal and who exercises no control over corporate affairs should constitute a “meaningful reduction.” U.S. Holders who intend to qualify for sale treatment by demonstrating that the proceeds received from us are “not essentially equivalent to a dividend” should consult their tax advisors to determine the possibility of satisfying this test.

We cannot predict whether any particular U.S. Holder will be subject to sale or distribution treatment. Each U.S. Holder should be aware that because proration may occur in the Offer, even if all of the Shares actually and constructively owned by a U.S. Holder are tendered pursuant to the Offer and the U.S. Holder doesn’t actually or constructively own any other stock of the Company, fewer than all of such Shares may be purchased by us. Consequently, we cannot assure you that a sufficient number of any particular U.S. Holder’s Shares will be purchased to ensure that this purchase will be treated as a sale, rather than as a distribution, for U.S. federal income tax purposes. Accordingly, a tendering U.S. Holder may choose to submit a “conditional tender” under the procedures described in Section 6, which allows the U.S. Holder to tender Shares subject to the condition that a specified minimum number of the U.S. Holder’s Shares must be purchased by us if any such Shares so tendered are purchased.

Treatment of a Distribution in Respect of Shares.  Subject to the PFIC rules discussed below, if a U.S. Holder does not satisfy any of the Section 302 tests described above, the full amount received by the U.S. Holder pursuant to the Offer will be treated as a distribution to the U.S. Holder with respect to the U.S. Holder’s Shares, and the U.S. Holder’s tax basis in the Shares exchanged generally will be added to any Shares retained by such holder. This distribution generally will be treated as a dividend, which may be taxable as ordinary income to the extent of our current and accumulated earnings and profits allocated to the U.S. Holder’s Shares, as determined under U.S. federal income tax principles. Such a dividend would be includible in the U.S. Holder’s gross income without reduction for the tax basis of the Shares exchanged, and no current loss would be recognized. Distributions in excess of our current and accumulated earnings and profits allocated to the U.S. Holder’s Shares will be treated first as a nontaxable return of capital to the extent of the U.S. Holder’s tax basis (as increased above) in its remaining Shares and thereafter as capital gain, which will be either long-term or short-term capital gain depending upon whether the U.S. Holder has held the Shares for more than one year. See, however, the discussion of the Passive Foreign Investment Company, or PFIC rules below, which could materially alter this treatment.

Treatment of a Sale of Shares.  Subject to the PFIC rules discussed below, a U.S. Holder that satisfies any of the Section 302 tests described above will be treated as having sold the Shares purchased by us pursuant to the Offer and generally will recognize capital gain or loss in an amount equal to the difference between the amount of cash received under the Offer and the U.S. Holder’s tax basis in such Shares. The gain or loss recognized generally will be treated as (i) long-term capital gain or loss if the U.S. Holder’s holding period is greater than one year as of the date of our purchase pursuant to the Offer and (ii) U.S. source income or loss, as applicable, for foreign tax credit purposes. See, however, the discussion of the Passive Foreign Investment Company, or PFIC rules below, which could materially alter this treatment. Certain U.S. Holders, including individuals, may be eligible for preferential rates of U.S. federal income tax in respect of long-term capital gains. A U.S. Holder’s ability to deduct capital losses is subject to certain limitations (including the “wash sale” rules under the Code). A U.S. Holder must calculate gain or loss separately for each block of Shares (generally, Shares acquired at the same cost in a single transaction). A U.S. Holder may be able to designate which blocks of Shares it wishes to tender and the order in which different blocks will be purchased in the event that less than all of its Shares are tendered. U.S. Holders should consult their tax advisors concerning the mechanics and desirability of that designation.

Medicare Surtax.  U.S. Holders who are individuals, estates or trusts and whose income exceeds certain thresholds will also be required to pay (in addition to U.S. federal income tax) a 3.8% Medicare surtax on net investment income, including dividends and gains from the sale or other taxable disposition of the Shares. U.S. Holders are urged to consult their tax advisers regarding whether the Medicare surtax will apply to them.

Reporting Requirement for Significant Holders.  A U.S. Holder that is considered a “significant holder” within the meaning of U.S. Treasury Regulation Section 1.302-2(b) who exchanges Shares for cash pursuant to the Offer may be required to comply with the reporting requirements of such regulation.

Passive Foreign Investment Company.   We believe we were a “passive foreign investment company” (PFIC), as that term is defined in Section 1297 of the Code, for fiscal year 2014 and believe we will likely be a PFIC for fiscal year 2015 and for the foreseeable future. The determination of whether or not we are classified as a PFIC is a factual determination that is made annually based on the categories and amounts of income that we earn and the categories and valuation of our assets (including goodwill).

Our classification as a PFIC could result in adverse tax consequences for U.S. Holders who dispose of their Shares pursuant to the Offer. Generally, U.S. Holders who dispose of our Shares will be subject to tax at ordinary income tax rates on any gain recognized on the sale or other disposition of the Shares or on any “excess distribution” paid on the Shares (generally, a distribution in excess of 125% of the average annual distributions paid by us in the three preceding taxable years).

In addition, U.S. Holders generally will be subject to an interest charge on the portion of such gain or excess distribution that is allocable to previous tax years during which we were a PFIC. Certain elections may be available to U.S. Holders that could mitigate the adverse tax consequences described above. However, we will not provide the annual information statement that would be needed for a U.S. Holder to make a “qualified electing fund” or “QEF” election. Certain tax filing requirements apply to U.S. Holders who hold and/or dispose of shares of a PFIC. U.S. Holders are urged to consult their own tax advisers regarding the tax consequences of disposing of our Shares pursuant to the Offer, in light of our PFIC status, as well as any resulting filing requirements that may apply or elections that may be available to them.

Consequences of the Offer to Non-U.S. Holders.

The following is a summary of certain U.S. federal income tax consequences that will apply to a Non-U.S. Holder of Shares exchanged pursuant to the Offer. A “Non-U.S. Holder” is a beneficial owner of Shares that is neither a U.S. Holder nor a partnership for U.S. federal income tax purposes.

Gain realized by a Non-U.S. Holder on an exchange of Shares for cash pursuant to the Offer generally will not be subject to federal income tax if the exchange is treated as a sale or exchange for tax purposes pursuant to the tests of Section 302 of the Code described above unless (1) such gain is effectively connected with the conduct by such Non-U.S. Holder of a trade or business in the United States (and, if an applicable income tax treaty applies, the gain is attributable to a United States permanent establishment maintained by such Non-U.S. Holder), or (2) in the case of gain realized by a Non-U.S. Holder that is an individual, such Non-U.S. Holder is present in the United States for 183 days or more in the taxable year of the exchange and certain other conditions are met.

Non-U.S. Holders described in clause (1) above will be subject to federal income tax on a net income basis at applicable graduated federal income tax rates generally in the same manner as if such holder were a United States person, and in the case of a corporate Non-U.S. Holder, such Non-U.S. Holder, in addition to federal income tax, may be subject to a branch profits tax at a 30% rate, or a lower rate specified in an applicable income tax treaty. An individual described in clause (2) above will be taxed on his or her gains at a flat rate of 30% (or such lower rate as may be specified by an applicable income tax treaty), which may be offset by certain U.S. source capital losses of such Non-U.S. Holder provided that such Non-U.S. Holder has timely filed federal income tax returns with respect to such losses. Non-U.S. Holders generally will not be subject to United States federal income tax or withholding tax on dividends received from us with respect to our common stock, unless that income is effectively connected with the Non-U.S. Holder’s conduct of a trade or business in the United States. If the Non-U.S. Holder is entitled to the benefits of a United States income tax treaty with respect to those dividends, that income is taxable only if it is attributable to a permanent establishment maintained by the Non-U.S. Holder in the United States. If a Non-U.S. Holder is engaged in a U.S. trade or business and the dividend is deemed to be effectively connected with that trade or business, the Non-U.S. Holder generally will be subject to U.S. federal income tax on the interest in the same manner as if it were a U.S. Holder and, in the case of a non-U.S. Holder that is a corporation, may also be subject to the branch profits tax (currently imposed at a rate of 30% or a lower applicable treaty rate). Non-U.S. Holders should consult their tax advisors concerning the applications of these rules to the dividends received by them.

Information Reporting and Backup Withholding.

In general, information reporting requirements will apply to proceeds received on the sale of our Shares paid within the United States (and, in certain cases, outside the United States) to U.S. Holders other than certain exempt recipients, such as corporations, and backup withholding tax may apply to such amounts.

A U.S. Holder will be subject to backup withholding at a rate of 28% if (i) the U.S. Holder fails to furnish a taxpayer identification number, or TIN to us; (ii) the IRS notifies us that the TIN furnished by the U.S. Holder is incorrect; (iii) there has been a notified underreporting described in Section 3406(c) of the Code; (iv) the U.S. Holder has not certified under penalties of perjury that it has furnished a correct TIN and that the IRS has not notified the payee that it is subject to backup withholding under the Code or (v) the U.S. Holder does not otherwise establish an exemption from backup withholding.

Any payment received by a Non-U.S. Holder from the sale of its Shares to or through the U.S. office of a broker will be subject to information reporting and backup withholding unless the non-U.S. Holder properly certifies under penalties of perjury, on an applicable IRS Form W-8, as to its Non-U.S. status and certain other conditions, or otherwise establishes an exemption. Information reporting and backup withholding generally will not apply to any payment from the sale of Company’s Shares effected outside the United States by a non-U.S. office of a broker. However, if the broker is considered a U.S. payor or U.S. middleman (within the meaning of U.S. Treasury Regulations), information reporting will apply to the payment of the proceeds of the Shares sale effected outside the United States unless the broker has documentary evidence in its records that the non-U.S. Holder is a non-U.S. Holder and certain other conditions are met.

Backup withholding is not an additional tax. Rather, a securityholder generally may obtain a credit for any amount withheld against his liability for U.S. federal income tax (and obtain a refund of any amounts withheld in excess of such liability) by timely filing U.S. federal income tax return with the IRS.

14. Extension of the Offer; Termination; Amendment.

We expressly reserve the right to extend the period of time the Offer is open and delay acceptance for payment of, and payment for, any Shares by giving oral or written notice of such extension to the Depositary and making a public announcement of such extension. During any such extension, all securities previously tendered and not properly withdrawn will remain subject to the Offer and to the rights of a tendering securityholder to withdraw such securityholder’s securities.

We also expressly reserve the right, in our sole discretion, not to accept for payment and not to pay for any securities not previously accepted for payment or paid for or, subject to applicable law, to postpone payment for Shares or to terminate the Offer upon the occurrence of any of the conditions specified in Section 7 by giving oral or written notice of the termination or postponement to the Depositary and making a public announcement of the termination or postponement. Our reservation of the right to delay payment for securities that we have accepted for payment is limited by Exchange Act Rule 13e-4(f)(5), which requires that we must pay the consideration offered or return the Shares tendered promptly after termination or withdrawal of the Offer.

Subject to compliance with applicable law, we further reserve the right, in our reasonable discretion and regardless of whether any of the events set forth in Section 7 have occurred or are deemed by us to have occurred, to amend the Offer in any respect, including, without limitation, by changing the per Share purchase price, the per ADS purchase price or by increasing or decreasing the aggregate number of securities sought in the Offer. Amendments to the Offer may be made at any time and from time to time by public announcement of the amendment. In the case of an extension, the amendment shall be issued no later than 9:00 A.M., Eastern Daylight Savings Time, on the next business day after the last previously scheduled or announced Expiration Date. Any public announcement made pursuant to the Offer will be disseminated promptly to securityholders in a manner reasonably designed to inform securityholders of the change. Without limiting the manner in which we may choose to make a public announcement, except as required by applicable law, we will have no obligation to publish, advertise or otherwise communicate any public announcement other than by issuing a press release to the Dow Jones News Service or comparable service.

If we materially change the terms of the Offer or the information concerning the Offer, or if we waive a material condition of the Offer, we will extend the Offer to the extent required by Exchange Act Rule 13e-4(e)(3) and 13e-4(f)(1). These rules and related releases and interpretations of the SEC provide that the minimum period during which an Offer must remain open following material changes in the terms of the Offer or information concerning the Offer (other than a change in price or a change in percentage of securities sought) will depend on the facts and circumstances, including the relative materiality of the terms or information; however, in no event will the Offer remain open for fewer than five business days following such a material change in the terms of, or information concerning the Offer.

If:

•	we (a) change the price ranges to be paid for the Shares or ADSs; (b) increase the number of securities being sought in the Offer and such increase in the number of such securities being sought exceeds 2% of our outstanding Shares as of August 18, 2015 (including Shares represented by ADSs); or (c) decrease the number of securities purchasable in the Offer; and
•	the Offer is scheduled to expire at any time earlier than the expiration of a period ending at midnight, Eastern Daylight Savings Time, on the tenth business day from, and including, the date that notice of any such increase or decrease is first published, sent or given to security holders in a manner specified in Section 14, then the Offer will be extended until the expiration of such period of ten business days.

15. Fees and Expenses.

We have retained Laurel Hill Securities, LLC and Imperial Capital, LLC to act as the Dealer Managers in connection with the Offer. The Dealer Managers may communicate with brokers, dealers, commercial banks and trust companies with respect to the Offer. The Dealer Managers will receive a reasonable and customary fee for these services. We also have agreed to reimburse the Dealer Managers for reasonable out-of-pocket expenses incurred in connection with the Offer, including reasonable fees and expenses of counsel, and to indemnify the Dealer Managers against liabilities in connection with the Offer. The Dealer Managers and their affiliates may actively trade our debt and equity securities for their own accounts and for the accounts of customers and, accordingly, may at any time hold a long or short position in our securities.

We have retained Laurel Hill Advisory Group, LLC to act as Information Agent and Laurel Hill Advisory Group Company to act as Depositary in connection with the Offer. The Information Agent may contact holders of Shares and ADSs by mail, telephone, telegraph and personal interviews and may request brokers, dealers, commercial banks, trust companies and other nominee securityholders to forward materials relating to the Offer to beneficial owners. The Information Agent and the Depositary will each receive reasonable and customary compensation for their respective services, will be reimbursed by us for reasonable out-of-pocket expenses and will be indemnified against certain liabilities in connection with the Offer.

We will not pay any fees or commissions to brokers, dealers, commercial banks, trust companies or other nominees (other than fees to the Dealer Managers and the Information Agent as described above) for soliciting tenders of Securities pursuant to the Offer. Securityholders holding securities through brokers, dealers, commercial banks, trust companies or other nominees are urged to consult the brokers, dealers, commercial banks, trust companies or other nominees to determine whether transaction costs may apply if securityholders tender securities through the brokers, dealers, commercial banks, trust companies or other nominees and not directly to the Depositary. We will, however, upon request, reimburse brokers, dealers, commercial banks, trust companies or other nominees for customary mailing and handling expenses incurred by them in forwarding this Offer to Purchase, the Letter of Transmittal and related materials to the beneficial owners of securities held by them as a nominee or in a fiduciary capacity. No broker, dealer, commercial bank, trust company or other nominee has been authorized to act as our agent or the agent of the Dealer Managers, the Information Agent or the Depositary for purposes of the Offer. We will pay or cause to be paid all stock transfer taxes, if any, on our purchase of securities except as otherwise provided in Instruction 6 of the Letter of Transmittal.

16. Miscellaneous.

We are not aware of any jurisdiction where the making of the Offer is not in compliance with applicable law. If we become aware of any jurisdiction within the United States, the Cayman Islands or the People’s Republic of China where the making of the Offer or the acceptance of securities pursuant to the Offer is not in compliance with any applicable law, we will make a good faith effort to comply with the applicable law. If, after a good faith effort, we cannot comply with the applicable law, the Offer will not be made to, nor will tenders be accepted from or on behalf of, the holders of securities residing in that jurisdiction. In any jurisdiction where the securities, “blue sky” or other laws require the Offer to be made by a licensed broker or dealer, the Offer will be deemed to be made on our behalf by the Dealer Managers or one or more registered brokers or dealers licensed under the laws of the jurisdiction.

Pursuant to Exchange Act Rule 13e-4, we have filed with the SEC the Issuer Tender Offer Statement on Schedule TO, which contains additional information relating to the Offer. The Issuer Tender Offer Statement on Schedule TO, including the exhibits and any amendments thereto, may be examined, and copies may be obtained, at the same places and in the same manner set forth in Section 10 with respect to information concerning our Company.

You should rely only on the information contained in this document or to which we have referred you. We have not authorized anyone to provide you with information or to make any representation on our behalf in connection with the Offer other than those contained in this Offer to Purchase and the related Letter of Transmittal. If given or made, you should not rely on that information or representation as having been authorized by us, any member of the Board of Directors, the Dealer Managers, the Depositary or the Information Agent.

WE HAVE NOT AUTHORIZED ANY PERSON TO MAKE ANY RECOMMENDATION ON OUR BEHALF AS TO WHETHER YOU SHOULD TENDER OR NOT TENDER YOUR SHARES (OR ADSS) IN THE OFFER. WE HAVE NOT AUTHORIZED ANY PERSON TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATION IN CONNECTION WITH THE OFFER OTHER THAN THOSE CONTAINED IN THIS DOCUMENT OR IN THE LETTER OF TRANSMITTAL. ANY RECOMMENDATION OR ANY SUCH INFORMATION OR REPRESENTATION MADE BY ANYONE ELSE MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY ACTIONS SEMICONDUCTOR CO., LTD, THE DEALER MANAGERS, THE DEPOSITARY OR THE INFORMATION AGENT.

ACTIONS SEMICONDUCTOR CO., LTD

August 24, 2015

ACTIONS SEMICONDUCTOR CO., LTD

August 24, 2015

For Eligible Institutions only, facsimile copies of the Letter of Transmittal, properly completed and duly executed, will be accepted. The Letter of Transmittal, certificates for securities, and any other required documents, should be sent or delivered by each securityholder or the securityholder’s broker, dealer, commercial bank, trust company or nominee to the Depositary at its address as set forth below.

The Depositary for the Offer is:

Laurel Hill Advisory Group Company

By Mail:	By Registered Mail, Courier or Hand Delivery
31 Adelaide St East P.O. Box 280 Toronto, Ontario M5C 2J4 Canada	70 University Avenue, Suite 1440 Toronto, Ontario M5J 2M4 Canada

DELIVERY OF THE LETTER OF TRANSMITTAL TO AN ADDRESS OTHER THAN AS SET FORTH ABOVE WILL NOT CONSTITUTE A VALID DELIVERY TO THE DEPOSITARY.

Any questions or requests for assistance may be directed to the Information Agent at its telephone number and location listed below. Requests for additional copies of this Offer to Purchase and the Letter of Transmittal may be directed either to the Information Agent or the Dealer Managers at their respective telephone number and location listed below. You may also contact your broker, dealer, commercial bank or trust company or other nominee for assistance concerning the Offer.

The Information Agent for the Offer is:

Laurel Hill Advisory Group, LLC

2 Robbins Lane, Suite 201
Jericho, New York 11753
Phone: (516) 933-3100

The Dealer Managers for the Offer are:

Laurel Hill Securities, LLC	Imperial Capital, LLC
2 Robbins Lane, Suite 201 Jericho, New York 11753 Phone: (516) 396-7905	277 Park Ave, 48th Floor New York, NY 10172 Phone: (212) 351-9433